PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-288709
SEQUANS COMMUNICATIONS S.A.
1,171,987,620 Ordinary Shares represented by 117,198,762 American Depositary Shares
222,458,520 Ordinary Shares represented by 22,245,852 American Depositary Shares issuable upon the exercise of Pre-Funded Warrants
209,166,800 Ordinary Shares represented by 20,916,680 American Depositary Shares, or pre-funded warrants in lieu thereof, issuable upon the exercise of Common Warrants
This prospectus relates to the proposed resale or other disposition by the Selling Securityholders identified in the “Selling Securityholders” section of this prospectus, or any of their transferees or other successors-in-interest, of 1,603,612,940 of our ordinary shares represented by 160,361,294 American Depositary Shares, or ADSs, consisting of: (i) 1,171,987,620 ordinary shares represented by 117,198,762 ADSs (such ADSs, the “Shares”), (ii) 222,458,520 ordinary shares represented by 22,245,852 ADSs (such ADSs, “the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”), and (iii) 209,166,800 ordinary shares represented by 20,916,680 ADSs (such ADSs, the “Warrant Shares”), or Pre-Funded Warrants in lieu thereof, issuable upon the exercise of common warrants (the “Warrants”). The Shares, Pre-Funded Warrant Shares and Warrant Shares are being registered pursuant to the requirements of that certain Registration Rights Agreement, dated as of July 4, 2025, by and between us and certain of the Selling Securityholders (the “Equity Registration Rights Agreement”) to permit the Selling Securityholders to sell ADSs representing the ordinary shares from time to time in the public market.
We are not selling any ADSs or ordinary shares under this prospectus, and we will not receive any proceeds from the sales or other dispositions of the ordinary shares (or ADSs representing such shares) held by the Selling Securityholders.
The Selling Securityholders or their respective pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the ordinary shares (or ADSs representing such shares) described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to the sales of ordinary shares (or ADSs representing such shares). We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 55 for more information about how the Selling Securityholders may sell or dispose of their ordinary shares (or ADSs representing such shares).
Our ordinary shares, in the form of ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “SQNS.” Each ADS will represent ten ordinary shares, nominal value €0.01 per share. On July 15, 2025, the last reported sale price of our shares on the NYSE was $4.72 per ADS.
Investing in our ordinary shares or ADSs involves a high degree of risk. Before deciding whether to invest in our ordinary shares or the ADSs, you should consider carefully the risks and uncertainties incorporated by reference under the heading “Risk Factors” beginning on page 10 of this prospectus and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus.
Owning our securities may subject you to tax consequences both in France and in the United States. This prospectus and any applicable prospectus supplement may not describe these consequences fully. You should read the tax discussion in this prospectus and any applicable prospectus supplement. In addition, your ability to enforce civil liberties under U.S. federal securities law may be affected adversely by the fact that we are incorporated under the laws of France, many of our officers and directors and experts named in this prospectus are residents of France or elsewhere outside the United States, and a portion of our assets and the assets of such persons are located outside the United States. See “Enforcement of Civil Liabilities.”
Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 25, 2025.

ABOUT THIS PROSPECTUS
This prospectus relates to the proposed resale or other disposition of 1,603,612,940 of our ordinary shares, which may be represented by up to 160,361,294 American Depositary Shares, or ADSs, by the Selling Securityholders. The Shares, the Pre-Funded Warrants and the Warrants were issued by our company to the Selling Securityholders on July 4, 2025, pursuant to the Securities Purchase Agreement, dated as of June 22, 2025, by and among us and the purchasers set forth therein (the “Equity Purchase Agreement”). The Selling Securityholders acquired the Shares, Pre-Funded Warrants and Warrants from us in private placements pursuant to the Equity Purchase Agreement. The Shares, Pre-Funded Warrant Shares and Warrant Shares are being registered pursuant to the requirements of the Equity Registration Rights Agreement to permit the Selling Securityholders to sell ADSs representing the ordinary shares from time to time in the public market.
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplements, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with additional information described below under “Risk Factors,” “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”
We have not authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus (as supplemented or amended). The Selling Securityholders are offering to sell, and seeking offers to buy, ordinary shares (or ADSs representing such shares) only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any ordinary shares (or ADSs representing such shares) other than the registered shares to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.
In this prospectus, except where the context otherwise requires and for purposes of this prospectus only:
•“we,” “us,” “our company,” “the Company,” “the registrant,” “our,” “SQNS” and similar phrases refer to Sequans Communications S.A. and its subsidiaries;
•“Selling Securityholders” refers to each of the entities set forth in the table in the “Selling Securityholders” section herein, collectively with any of their respective transferees or other successors-in-interest;
•“shares” refer to our ordinary shares;
•all references to the “Euro” or “€” are to the euro currency of the European Union and references to “U.S. dollars,” “dollars” or “$” are to Unites States dollars; and
•discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement, and the documents incorporated herein by reference, may contain projections and forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than present and historical facts and conditions contained in this prospectus, any prospectus supplement, and the documents incorporated herein by reference, including statements regarding our future results of operations and financial positions, business strategy, financing plans, including our ability to issue additional equity or debt to finance our continued operations, our ability to enter into new strategic agreements, the exploration of strategic options, expectations for Massive IoT sales, the impact of inventory in our customers’ supply chain on customer demand, our ability to convert our pipeline to revenue, our ability to maintain the NYSE listing of our ADS, and our objectives for future operations, are forward looking statements. These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation:
•our ability to enter into a strategic transaction or secure financing necessary to continue to operate our business;
•our ability to successfully implement our Bitcoin treasury strategy;
•the contraction or lack of growth of markets in which we compete and in which our products are sold;
•unexpected increases in our expenses resulting from inflationary pressures and rising interest rates, including manufacturing and operating expenses and interest expense;
•our inability to adjust spending quickly enough to offset any unexpected revenue shortfall;
•delays or cancellations in spending by our customers;
•unexpected average selling price reductions;
•the significant fluctuation to which our quarterly revenue and operating results are subject due to cyclicality in the wireless communications industry and transitions to new process technologies;
•our inability to anticipate the future market demands and future needs of our customers;
•our inability to achieve new design wins or for design wins to result in shipments of our products at levels and in the timeframes we currently expect;
•our inability to enter into and execute on strategic alliances;
•our ability to meet performance milestones under strategic license agreements;
•the impact of component shortages, suppliers’ lack of production capacity, natural disasters or pandemics on our sourcing operations and supply chain;
•the impact of the Ukraine-Russia conflict on our independent contractors located in Ukraine and the Israeli-Hamas conflict on our employees located in Israel;
•our ability to raise debt and equity financing; and

•other factors detailed in documents we file from time to time with the Securities and Exchange Commission.
In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” as well as similar expressions. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks, uncertainties and other important factors. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. We cannot assure you that our plans, intentions or expectations will be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated herein by reference. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus, any prospectus supplement and the documents incorporated herein by reference. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. Except as required by law, we assume no obligation to update any forward-looking statements publicly, whether as a result of new information, future events or otherwise.
Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including without limitation the disclosures made under the caption “Risk Factors” in this prospectus, any accompanying prospectus supplement and in our Annual Report on Form 20-F for the year ended December 31, 2024 filed with the SEC, or Form 20-F, and our other submissions to the SEC, including any Form 6-K submissions furnished by us.

PROSPECTUS SUMMARY
This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus and any applicable prospectus supplement. For a more complete understanding of the Company and our securities, we encourage you to read in their entirety and consider carefully the more detailed information in this prospectus and any related prospectus supplement, including the documents referred to in “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference,” before making an investment decision. Some of the statements in this prospectus constitute, and certain statements in any prospectus supplement or the documents incorporated by reference herein and therein may be, forward-looking statements that involve assumptions, risks and uncertainties as further described in “Information Regarding Forward-Looking Statements.”
Overview
IoT Semiconductor Business Overview
We are a fabless designer, developer and supplier of 5G/4G semiconductors and modules fully optimized the Internet-of-Things (IoT), to provide global connectivity solutions for large scale AI applications, such as smart mobility and logistics, smart cities, e-health and wellness, and smart homes, to name few. Our cellular IoT technology must be extremely optimized in power consumption and cost to enable massive deployment. Our product portfolio is composed of chips, or integrated circuits (IC) of baseband processors and radio frequency (RF) transceivers, as well as modules that incorporate these chips along with radio front end subsystem, and rich software that includes advanced modem and signal processing code as well as protocol stack and higher-layer applications. We also provide advanced services and technology licensing that allows us to expand our addressable markets and further monetize our R&D investment.
Recent Developments
Bitcoin Treasury Strategy
On June 23, 2025, we announced the establishment of our Bitcoin treasury. We view Bitcoin holdings as long-term holdings and intend to strategically accumulate Bitcoin as a primary treasury reserve asset. Our strategy includes acquiring and holding Bitcoin using cash from our operations, and from time to time, subject to market conditions, issuing equity or debt securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase Bitcoin. To support the implementation of this strategy, we expect to build strong partnership with premier Bitcoin financial services platform and institutional services providers, leveraging their expertise to ensure secure execution, robust governance, and market transparency.
As of July 14, 2025 we hold 1,053 Bitcoins acquired for approximately $120 million at an average price inclusive of fees of approximately $113,893 per Bitcoin. In accordance with IFRS 38 Intangible Assets, we expect to account the investment in Bitcoin as an intangible asset, with the investment being marked to market at each balance sheet date. Under IFRS, reductions in value below historical cost and gains in value up the historical cost are recorded in the statement of profit and loss. Gains in value above historical cost are recorded in “other comprehensive income” and are not reflected in the statement of profit and loss.
We believe our combination of strategic Bitcoin reserve and focus on the semiconductor technological innovation positions us to offer a unique opportunity for potential long-term value creation.
Our Bitcoin treasury strategy exposes us to various risks. For more information regarding risks related to our Bitcoin strategy, see the section titled “Risk Factors – Risks Related to Our Bitcoin Strategy and Holdings”.
Issuance of Equity and Convertible Debt in Private Placements
On June 22, 2025, we entered into the Equity Purchase Agreement with certain institutional and accredited investors (the “Equity Purchasers”), pursuant to which we agreed to issue to the Equity Purchasers in a private placement (the “Equity Private Placement”) an aggregate of (a)(i) 117,198,762 Shares and (ii) Pre-Funded Warrants to purchase an aggregate of 22,245,852 Pre-Funded Warrant Shares and (b) Warrants to purchase an aggregate of 20,916,680 Warrant Shares or Pre-Funded Warrants in lieu thereof at the option of the holder of the Warrant, at a combined purchase price of $1.40 per ADS and Warrant, the equivalent of $0.14 per ordinary share and Warrant at the current ratio, or $1.39 per Pre-Funded Warrant and Warrant.
In addition, on June 22, 2025, we also entered into a Secured Convertible Debenture Purchase Agreement (the “Debenture Purchase Agreement” and, together with the Equity Purchase Agreement, the “Purchase Agreements”) with certain institutional and accredited investors (the “Debenture Purchasers”), pursuant to which we agreed to issue to the Debenture Purchasers in a private placement (the “Debenture Private Placement” and, together with the Equity Private Placement, the “Private Placements”) (a) secured convertible debentures (the “Secured Convertible Debentures”) in the aggregate principal amount of $189 million and (b) Warrants to purchase up to an aggregate of 20,249,998 Warrant Shares.
The Private Placements were carried out, without shareholders’ preferential subscription rights, through reserved offerings to specific categories of investors, pursuant to the fifteenth resolution of the Company’s combined general meeting of shareholders held on June 30, 2025 (the “Shareholder Approval”) and in accordance with Article L. 225-138 of the French Commercial Code.
The Pre-Funded Warrants are exercisable commencing upon issuance thereof at the Equity Closing or Debenture Closing (each, as defined below), as applicable, through the lifetime of the Company at a nominal exercise price of €0.01 per ordinary share represented by the Pre-Funded Warrant Shares, subject to adjustment as provided therein. The Warrants are exercisable commencing upon issuance thereof at the Equity Closing or Debenture Closing, as applicable, for a period of 90 days and may be exercised for (i) ordinary shares represented by the Warrant Shares, at an exercise price equal to $1.40 for each Warrant or (ii) Pre-Funded Warrants, at an exercise price equal to $1.40 minus €0.01 for each Warrant.
A holder (together with its affiliates) may not exercise or convert, as applicable, any portion of the Pre-Funded Warrants, the Warrants or the Secured Convertible Debentures to the extent that the holder would own more than 4.99% (or, solely with respect to the Pre-Funded Warrants and the Warrants, at the holder’s option upon issuance, 9.99%) of the Company’s outstanding ordinary shares immediately after exercise or conversion, as applicable. However, upon at least 61 days’ prior notice from the holder to the Company, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding ordinary shares after exercising or converting, as applicable, the holder’s Pre-Funded Warrant, Warrant or Secured Convertible Debenture, as applicable, up to 9.99% of the number of the Company’s ordinary shares outstanding immediately after giving effect to the exercise or conversion, as applicable, as such percentage ownership is determined in accordance with the terms of such Pre-Funded Warrant, the Warrant or the Secured Convertible Debenture, as applicable.
The Secured Convertible Debentures are convertible into (i) ordinary shares represented by ADSs (the “Conversion Shares”) or (ii) Pre-Funded Warrants at the option of a Debenture Purchaser at any time at a conversion price of $2.10 per ADS, subject to adjustment as provided therein. (a) From and after the first anniversary date of the date the Secured Convertible Debentures are issued at the Debenture Closing (the “Issuance Date”) until, but not including, the second anniversary date of the Issuance Date, interest shall accrue on the outstanding principal balance of the Secured Convertible Debentures at an annual rate equal to 6.0%, and (b) from and after the second anniversary date of the Issuance Date, interest shall accrue on the outstanding principal balance of the Secured Convertible Debentures at an annual rate equal to 8.0%.
The maturity date of the Secured Convertible Debentures will be the date that is the first business day on or after 36 months from the Issuance Date. Beginning on and including (a) the 12-month anniversary of the Issuance Date, in the event that the market price of Company’s ADSs equals or exceeds 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) out of any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides a redemption notice to the holder of the Secured Convertible Debentures (and provided that certain equity conditions are satisfied on each trading day of such 30 consecutive trading day period), or (b) the 16-month anniversary of the Issuance Date, in the event that the market price of Company’s ADSs has been equal to or less than 40% of the conversion price then in effect for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides a redemption notice to the holder of the Secured Convertible Debentures, the Company shall have the right, but not the obligation, to redeem the Secured Convertible Debentures, (x) in the case of an optional redemption pursuant to clause (a), at an amount equal to the outstanding principal balance being redeemed by the Company, plus all accrued and unpaid interest in respect of such principal balance to, but not including, the date of redemption, plus a payment premium in respect of such principal balance and accrued and unpaid interest equal to (i) 3.0% for payments made within 12 months of the date of the Secured Convertible Debentures and (ii) 5.0% for payments made from and after 12 months of the date of the Secured Convertible Debentures (the “Payment Premium”), and (y) in the case of an optional redemption pursuant to clause (b), at an amount equal to the sum of (A) the product of (i) the outstanding principal balance being redeemed by the Company multiplied by (ii) 108% plus (B) the Payment Premium with respect to all accrued and unpaid interest in respect of such principal balance to, but not including, such date of redemption. A Debenture Purchaser shall have the right to elect to convert all or any portion of the outstanding principal balance being redeemed by the Company (and accrued and unpaid interest thereon) until the business day immediately preceding the applicable date of redemption.
A Debenture Purchaser also has the right to require the Company to repurchase for cash all or any portion of the principal of such Debenture Purchaser’s Secured Convertible Debenture in the event of a Fundamental Change (as defined in the Secured Convertible Debentures) at a repurchase price equal to the outstanding principal balance to be so repurchased, plus all accrued and unpaid interest thereunder as of the date of such repurchase, plus the Payment Premium in respect of such principal balance and accrued and unpaid interest.
The Equity Private Placement closed on July 4, 2025 (the “Equity Closing”) and the Debenture Private Placement closed on July 7, 2025 (the “Debenture Closing”).
The aggregate gross proceeds from the Private Placements were approximately $376 million. The Company intends to use the net proceeds from the Private Placements for the purchase of Bitcoin and for general corporate purposes associated with purchasing Bitcoin, subject to the security and collateral requirements of the Debenture Private Placement.
The Private Placements are exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the terms of the Purchase Agreements, the Company also agreed to enter into the a Registration Rights Agreement with the Debenture Purchasers (the “Debenture Registration Rights Agreement”) and the Equity Registration Rights Agreement, respectively, pursuant to which the Company agreed to file registration statements to register the resale of the, Shares, Pre-Funded Warrant Shares, Warrant Shares, and Conversion Shares, as applicable, within seven business days and 15 days, respectively, of the Equity Closing or Debenture Closing, as applicable.
In connection with the Debenture Private Placement, the Company also agreed to forms of documents to be executed upon the occurrence of certain events contemplated under the Debenture Purchase Agreement, including but not limited to, a guaranty and security agreement (the “Security Agreement”). Pursuant to the Security Agreement, all obligations of the Company under the Secured Convertible Debentures will be secured by security interests in certain property of the Company and certain subsidiaries of the Company.
The foregoing descriptions of the Equity Purchase Agreement, Debenture Purchase Agreement, Pre-Funded Warrant, Warrant, Secured Convertible Debentures, Equity Registration Rights Agreement, Debenture Registration Rights Agreement and Security Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the full text of the forms of Equity Purchase Agreement, Debenture Purchase Agreement, Pre-Funded Warrant, Warrant, Secured Convertible Debentures, Equity Registration Rights Agreement, Debenture Registration Rights Agreement and Security Agreement, which were filed as Exhibits 10.1, 10.2, 4.1, 4.2, 4.3, 10.3, 10.4 and 10.5, respectively, to the Company’s Form 6-K/A, filed with the SEC on June 23, 2025, and are incorporated herein by reference.

Risk Factors
Investing in our securities entails a high degree of risk as discussed in the “Risk Factors” section beginning on page 10 of this prospectus and in the documents incorporated by reference in this prospectus. You should carefully consider such risks before deciding to invest in our securities.

THE OFFERING

Ordinary Shares offered by the Selling Securityholders:	1,603,612,940 ordinary shares

ADSs offered by the Selling Securityholders:	160,361,294 ADSs

Ordinary Shares outstanding as of July 7, 2025:	1,427,163,962 ordinary shares

ADSs outstanding as of July 7, 2025:	142,714,545 ADSs

NYSE Symbol:	Our ordinary shares, in the form of ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “SQNS”.

Use of Proceeds:	We will not receive any of the proceeds from the sale of ordinary shares (or ADSs representing such shares) in this offering. The Selling Securityholders will receive all of the proceeds from this offering.

OUR COMPANY
We are a fabless semiconductor company with Bitcoin treasury.
We are a designer, developer and supplier of 5G/4G cellular chips and modules fully optimized the Internet-of-Things (IoT), in support of large scale AI applications, such as smart mobility and logistics, smart cities, e-health and wellness, and smart homes, to name few. Our cellular IoT technology must be extremely optimized in power consumption and cost to enable massive deployment. Our product portfolio is composed of chips, or integrated circuits (IC) of baseband processors and radio frequency (RF) transceivers, as well as modules that incorporate these chips along with radio front end subsystem, and rich software that includes advanced modem and signal processing code as well as protocol stack and higher-layer applications. We also provide advanced services and technology licensing that allows us to expand our addressable markets and further monetize our R&D investment.
On June 23, 2025, we announced the establishment of our Bitcoin treasury. We view Bitcoin holdings as long-term holdings and intend to strategically accumulate Bitcoin as a primary treasury reserve asset. Our strategy includes acquiring and holding Bitcoin using cash from our operations, and from time to time, subject to market conditions, issuing equity or debt securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase Bitcoin. To support the implementation of this strategy, we expect to build strong partnership with premier Bitcoin financial services platform and institutional services providers, leveraging their expertise to ensure secure execution, robust governance, and market transparency.
We were incorporated as a société anonyme under the laws of the French Republic on October 7, 2003, for a period of 99 years. We are registered at the Nanterre Commerce and Companies Registry under the number SIREN 450 249 677 RC.S Nanterre. Our principal executive offices are located at Forest, 15-55 boulevard Charles de Gaulle, 92700 Colombes, France, and our telephone number is +33 1 70 72 16 00. Our agent for service of process in the U.S. is GKL Corporate/Search, Inc., One Capitol Mall, Suite 660, Sacramento, California 95814.
Our website is www.sequans.com. Information contained on, or that can be accessed through, our website, does not constitute part of this prospectus and inclusions of our website address, in this prospectus are inactive textual references only. The information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our securities.

RISK FACTORS
Investing in our securities involves certain risks. In addition to the risks highlighted below, you should read the risks and uncertainties set forth in the section entitled “Risk Factors” in our most recently filed Form 20-F, as updated by any Form 6-K furnished with the SEC, which are incorporated by reference in this prospectus, and the “Risk Factors” section in any relevant prospectus supplement, before investing in any securities that may be offered pursuant to this prospectus. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of those risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline.
Risks Related to Our Bitcoin Strategy and Holdings
Our Bitcoin strategy exposes us to various risks, including risks associated with Bitcoin.
Our Bitcoin strategy exposes us to various risks, including the following:
Bitcoin is a highly volatile asset. Bitcoin is a highly volatile asset that has traded below $50,000 per Bitcoin and above $120,000 per Bitcoin in the past 12 months. The trading price of Bitcoin significantly decreased during prior periods, and such declines may occur again in the future.
Bitcoin does not inherently pay interest or dividends. Bitcoin does not inherently pay interest or other periodic returns and we can only generate cash from our Bitcoin holdings if we sell our Bitcoin or implement strategies to create income streams or otherwise generate cash by using our Bitcoin holdings. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our Bitcoin holdings, and any such strategies may subject us to additional risks.
Our Bitcoin holdings may significantly impact our financial results and the market price of our ADSs. Our Bitcoin holdings are expected to impact our financial results and the market price of our ADSs. Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our Bitcoin holdings.
Our assets will be concentrated in Bitcoin. We expect that a large portion of our assets will be concentrated in our Bitcoin holdings. The concentration of our assets in Bitcoin limits our ability to mitigate risk that could otherwise be achieved by holding a more diversified portfolio of treasury assets.
We will purchase Bitcoin using primarily proceeds from equity and debt financings. Our ability to achieve the objectives of our Bitcoin strategy depends in significant part on our ability to obtain equity and debt financing. If we are unable to obtain equity or debt financing on favorable terms or at all, we may not be able to successfully execute on our Bitcoin strategy.
Our Bitcoin strategy has not been tested under different market conditions. We have just begun to implement our strategy to acquire Bitcoin. This strategy has not been tested under different market conditions. For example, although we believe Bitcoin, due to its limited supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of Bitcoin declined in recent periods during which the inflation rate increased. If Bitcoin prices were to decline or our Bitcoin strategy otherwise proves unsuccessful, our financial condition, results of operations, and the market price of our ADSs would be materially adversely impacted.
We will be subject to counterparty risks, including in particular risks relating to our custodians. Although we expect to implement various measures that are designed to mitigate our counterparty risks, such as storing substantially all of the Bitcoin we own in custody accounts at U.S.-based, institutional-grade custodians and negotiating contractual arrangements intended to establish that our property interest in custodially-held Bitcoin is not subject to claims of our custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If our custodially-held Bitcoin were nevertheless considered to be the property of our custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such Bitcoin, or delaying or hindering our access to our

Bitcoin holdings, and this may ultimately result in the loss of the value related to some or all of such Bitcoin, which could have a material adverse effect on our financial condition as well as the market price of our ADSs.
The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price, and use of Bitcoin. A series of high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry in recent years have highlighted the counterparty risks applicable to owning and transacting in digital assets. Although these bankruptcies, closures, liquidations and other events have not resulted in any loss or misappropriation of our Bitcoin, nor have such events adversely impacted our access to our Bitcoin, they have, in the short-term, likely negatively impacted the adoption rate and use of Bitcoin. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price, and use of Bitcoin, limit the availability to us of financing collateralized by Bitcoin, or create or expose additional counterparty risks.
Changes in the accounting standards or our strategy related to our Bitcoin holdings could have significant accounting impacts, including increasing the volatility of our results. In accordance with IAS 38 Intangible Assets, we expect to account the investment in Bitcoin as an intangible asset, with the investment being marked to market at each balance sheet date. Under IFRS, reductions in value below historical cost and gains in value up the historical cost are recorded in the statement of profit and loss. Gains in value above historical cost are recorded in “other comprehensive income” and are not reflected in the statement of profit and loss. This differs from US Generally Accepted Accounting Principles (US GAAP) Accounting Standard Update (ASU) 2023-08 which requires companies to measure their Bitcoin holdings at fair value in the statement of financial position, and to recognize gains and losses from changes in the fair value of Bitcoin in net income each reporting period. Should IFRS accounting standards change in the future to converge with US GAAP, the volatility in the price of Bitcoin could have a material impact on our financial results, increase the volatility of our financial results, and affect the carrying value of our Bitcoin on our balance sheet. These impacts could in turn have a material adverse effect on our financial results and the market price of our ADSs.
Our Bitcoin strategy subjects us to heightened regulatory scrutiny. Our Bitcoin strategy exposes us to heightened regulatory scrutiny from the SEC and other agencies. There are increased risks related to anti-money laundering, sanctions compliance, and the potential for regulatory actions if the company inadvertently transacts with illicit actors. Using Bitcoin as collateral and engaging in related financial strategies may trigger additional compliance requirements under money transmission, commodities, and securities laws. Regulatory focus on digital assets has intensified following events like the FTX collapse, which could lead to higher costs or restrictions. Additionally, private institutions may take actions that negatively affect the company due to concerns about its Bitcoin exposure.
The emergence or growth of other digital assets could have a negative impact on the price of Bitcoin and adversely affect our business. Our financial condition is particularly exposed to this risk because our assets are concentrated in Bitcoin. Alternative digital assets, such as Ethereum—which has adopted a more energy-efficient validation method—and stablecoins, which are designed to maintain a constant value, are gaining popularity and market share. Additionally, central banks are developing their own digital currencies (CBDCs), which could further compete with or even replace Bitcoin as a medium of exchange or store of value. If these alternatives are perceived as superior or become widely adopted, the demand for Bitcoin could decrease, adversely affecting our business and financial results.
The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.

Bitcoin is a highly volatile asset, and fluctuations in the price of Bitcoin are likely to influence our financial results and the market price of our ADSs.
Bitcoin is a highly volatile asset, and fluctuations in the price of Bitcoin are likely to influence our financial results and the market price of our ADSs. Our financial results and the market price of our ADSs would be adversely affected, and our business and financial condition would be negatively impacted, if the price of Bitcoin decreased substantially (as it has in the past, including during 2022), including as a result of:
•decreased user and investor confidence in Bitcoin, including due to the various factors described herein;
•investment and trading activities, such as (i) trading activities of highly active retail and institutional users, speculators, miners and investors; (ii) actual or expected significant dispositions of Bitcoin by large holders, including the expected liquidation of digital assets seized by governments or associated with entities that have filed for bankruptcy protection, such as the (a) transfers of Bitcoin to claimants following proceedings related to a 2016 hack of Bitfinex, which claims are currently being adjudicated, (b) court-approved sales of 69,370 Bitcoin seized from the Silk Road marketplace by the U.S. Department of Justice; and (iii) actual or perceived manipulation of the spot or derivative markets for Bitcoin or spot Bitcoin exchange-traded products (“ETPs”);
•negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, Bitcoin or the broader digital assets industry, for example, (i) public perception that Bitcoin can be used as a vehicle to circumvent sanctions, including sanctions imposed on Russia or certain regions related to the ongoing conflict between Russia and Ukraine, or to fund criminal or terrorist activities, such as the purported use of digital assets by Hamas to fund its terrorist attack against Israel in October 2023; (ii) expected or pending civil, criminal, regulatory enforcement or other high profile actions against major participants in the Bitcoin ecosystem; (iii) additional filings for bankruptcy protection or bankruptcy proceedings of major digital asset industry participants, such as the bankruptcy proceeding of FTX Trading and its affiliates; and (iv) the actual or perceived environmental impact of Bitcoin and related activities, including environmental concerns raised by private individuals, governmental and non-governmental organizations, and other actors related to the energy resources consumed in the Bitcoin mining process;
•changes in consumer preferences and the perceived value or prospects of Bitcoin;
•competition from other digital assets that exhibit better speed, security, scalability, or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;
•a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for Bitcoin purchase and sale transactions, such as the crash of the stablecoin Terra USD in 2022, to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price of Bitcoin or adversely affect investor confidence in digital assets generally;
•the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed Bitcoin, or the transfer of substantial amounts of Bitcoin from Bitcoin wallets attributed to Mr. Nakamoto;
•developments relating to the Bitcoin protocol, including (i) changes to the Bitcoin protocol that impact its security, speed, scalability, usability, or value, such as changes to the cryptographic security protocol underpinning the Bitcoin blockchain, changes to the maximum number of Bitcoin outstanding, changes to the mutability of transactions, changes relating to the size of blockchain blocks, and similar changes, (ii) failures to make upgrades to the Bitcoin protocol to adapt to security, technological, legal or other challenges, and (iii) changes to the Bitcoin protocol that introduce software bugs, security risks or other elements that adversely affect Bitcoin;

•disruptions, failures, unavailability, or interruptions in services of trading venues for Bitcoin, such as, for example, the announcement by the digital asset exchange FTX Trading that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection and the SEC enforcement action brought against Binance Holdings Ltd., which was subsequently dismissed on May 29, 2025, which initially sought to freeze all of its assets during the pendency of the enforcement action and resulted in Binance discontinuing all fiat deposits and withdrawals in the U.S.;
•the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, trading venues, lending platforms, investment funds, or other digital asset industry participants, such as the filing for bankruptcy protection by digital asset trading venues FTX Trading and BlockFi and digital asset lending platforms Celsius Network and Voyager Digital Holdings in 2022, the ordered liquidation of the digital asset investment fund Three Arrows Capital in 2022, the announced liquidation of Silvergate Bank in 2023, the government-mandated closure and sale of Signature Bank in 2023, the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by the Nevada Department of Business and Industry in 2023, and the exit of Binance from the U.S. market as part of its settlement with the Department of Justice and other federal regulatory agencies;
•regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of Bitcoin, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;
•further reductions in mining rewards of Bitcoin, including due to block reward halving events, which are events that occur after a specific period of time (the most recent of which occurred in April 2024) that reduce the block reward earned by “miners” who validate Bitcoin transactions, or increases in the costs associated with Bitcoin mining, including increases in electricity costs and hardware and software used in mining, or new or enhanced regulation or taxation of Bitcoin mining, which could further increase the costs associated with Bitcoin mining, any of which may cause a decline in support for the Bitcoin network;
•transaction congestion and fees associated with processing transactions on the Bitcoin network;
•macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions, and fiat currency devaluations;
•developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the Bitcoin blockchain becoming insecure or ineffective; and
•changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, and the adverse impacts attributable to global conflicts, including those between Russia and Ukraine and in the Middle East.
Our operating results will be dependent on the price of digital assets and Bitcoin. If such price declines, our business, operating results, and financial condition would be adversely affected.
Any declines in the volume of digital asset transactions, the price of digital assets, or market liquidity for digital assets generally may adversely affect our operating results. As part of our Bitcoin strategy, we will have significant investments in Bitcoin and Bitcoin-related assets. Our operating results will be impacted by the change in value of Bitcoin, and should the Company purchase, sell or trade Bitcoin in the future, by the revenue and profits we may generate from such purchases, sales or trades and the financial contracts linked to Bitcoin. The price of digital assets and associated demand for buying, selling, and trading of digital assets have historically been subject to significant volatility. For instance, in 2017 and 2021, the value of certain digital assets, including Bitcoin, experienced steep increases in value, followed by steep declines in 2018 and 2022. After recovering from the 2018 decline and reaching record highs in December 2021, the value of the total crypto market cap declined by approximately 64% in the twelve months ended December 31, 2022. The collapse of several companies in the digital asset industry such as

Celsius, Voyager and FTX impacted digital assets prices in 2022 and the majority of 2023. The price and trading volume of any digital asset is subject to significant uncertainty and volatility, and may significantly decline in the future, without recovery. Such uncertainty and volatility depend on a number of factors, including:
•market conditions across the cryptoeconomy;
•changes in liquidity, volume, and trading activities;
•trading activities on digital asset trading platforms worldwide, many of which may be unregulated, and may include manipulative activities;
•investment and trading activities of highly active retail and institutional users, speculators, miners, and investors;
•the speed and rate at which cryptocurrency is able to gain adoption as a medium of exchange, utility, store of value, consumptive asset, security instrument, or other financial assets worldwide, if at all;
•decreased user and investor confidence in digital assets and digital asset trading platforms;
•negative publicity and events relating to the cryptoeconomy;
•unpredictable social media coverage or “trending” of digital assets;
•the ability for digital assets to meet user and investor demands;
•the functionality and utility of digital assets and their associated ecosystems and networks, including digital assets designed for use in various applications;
•consumer preferences and perceived value of digital assets and digital asset markets;
•increased competition from other payment services or other digital assets that exhibit better speed, security, scalability, or other characteristics;
•regulatory (including enforcement) or legislative changes and updates affecting the cryptoeconomy;
•the characterization of digital assets under the laws of various jurisdictions around the world;
•the maintenance, troubleshooting, and development of the blockchain networks underlying digital assets, including by miners, validators, and developers worldwide;
•the ability for cryptocurrency networks to attract and retain miners or validators to secure and confirm transactions accurately and efficiently;
•ongoing technological viability and security of digital assets and their associated smart contracts, applications and networks, including vulnerabilities against hacks and scalability;
•fees and speed associated with processing digital asset transactions, including on the underlying blockchain networks and on digital asset trading platforms;
•financial strength of market participants;
•the availability and cost of funding and capital;
•the liquidity of digital asset trading platforms;
•interruptions in service from or failures of major digital asset trading platforms;
•availability of an active derivatives market for various digital assets;
•availability of banking and payment services to support cryptocurrency-related projects;

•level of interest rates and inflation;
•monetary policies of governments, trade restrictions, and fiat currency devaluations; and
•national and international economic and political conditions.
There is no assurance that any digital asset will maintain its value or that there will be meaningful levels of trading activities. For example, in 2022 we witnessed dampened demand for trading digital assets in the wake of industry turmoil. In the event that the price of digital assets or the demand for trading digital assets decline, our business, operating results, and financial condition could be adversely affected.
Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.
Bitcoin and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of Bitcoin or the ability of individuals or institutions such as us to own or transfer Bitcoin.
The U.S. federal government, states, regulatory agencies, and foreign countries, including the European Union, may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of Bitcoin or the ability of individuals or institutions such as us to own or transfer Bitcoin. For example, within the past several years:
•President Trump signed an executive order instructing a working group comprised of representatives from key federal agencies to evaluate measures that can be taken to provide regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and this working group is required to submit a report with regulatory and legislative proposals on or before July 22, 2025;
•in January 2025, the SEC announced the formation of a “Crypto Task Force,” which was created to provide clarity on the application of the federal securities laws to the crypto asset market and to recommend policy measures with respect to digital asset security status, registration and listing of digital asset-based investment vehicles, and digital asset custody, lending and staking;
•in June 2023, the SEC filed complaints against Binance Holdings Ltd. and Coinbase, Inc., and their respective affiliated entities, relating to, among other claims, that each party was operating as an unregistered securities exchange, broker, dealer, and clearing agency;
•in December 2020, the SEC filed a complaint against Ripple Labs, Inc., relating to, among other claims, that Ripple undertook the distribution of unregistered securities;
•in November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer, and clearing agency;
•the European Union adopted Markets in Crypto Assets Regulation (“MiCA”), a comprehensive digital asset regulatory framework for the issuance and use of digital assets, like Bitcoin;
•in June 2023, the United Kingdom adopted and implemented the Financial Services and Markets Act 2023 (“FSMA 2023”), which regulates market activities in “cryptoassets;”
•in November 2023, Binance Holdings Ltd. and its then chief executive officer reached a settlement with the U.S. Department of Justice, CFTC, the U.S. Department of Treasury’s Office of Foreign Asset Control, and the Financial Crimes Enforcement Network to resolve a multi-year investigation by the agencies and a civil suit brought by the CFTC, pursuant to which Binance Holdings Ltd. agreed to, among other things, pay $4.3 billion in penalties across the four agencies and to discontinue its operations in the United States; and
•in China, the People’s Bank of China and the National Development and Reform Commission have outlawed cryptocurrency mining and declared all cryptocurrency transactions illegal within the country.
While the complaint against Coinbase, Inc. was dismissed in February 2025, the complaint against Payward Inc. and Payward Ventures Inc. was dismissed with prejudice in March 2025, and the complaint against Binance Holdings Ltd. was dismissed on May 29, 2025, the SEC or other regulatory agencies may initiate similar actions in the future, which could materially impact the price of Bitcoin and our ability to own or transfer Bitcoin. Further, in June of 2025 a federal judge in the Southern District of New York rejected a joint motion by Ripple Labs and the SEC that would have endorsed the $50 million fine to settle a civil lawsuit over the sale of alleged unregistered securities. Similar intervention by the U.S. courts may also materially impact the price of Bitcoin and our ability to own or transfer Bitcoin.
It is not possible to predict whether or when new laws will be enacted that change the legal framework governing digital assets or provide additional authorities to the SEC or other regulators, or whether or when any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional laws or authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function, the willingness of financial and other institutions to continue to provide services to the digital assets industry, or how any new laws or regulations, or changes to existing laws or regulations, might impact the value of digital assets generally and Bitcoin specifically. The consequences of any new law or regulation relating to digital assets and digital asset activities could adversely affect the market price of Bitcoin, as well as our ability to hold or transact in Bitcoin, and in turn adversely affect the market price of our ADSs.
Moreover, the risks of engaging in a Bitcoin strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.
The growth of the digital assets industry in general, and the use and acceptance of Bitcoin in particular, may also impact the price of Bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of Bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to Bitcoin, institutional demand for Bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for Bitcoin as a store of value or means of payment, and the availability and popularity of alternatives to Bitcoin. Even if growth in Bitcoin adoption occurs in the near or medium-term, there is no assurance that Bitcoin usage will continue to grow over the long-term.
Because Bitcoin has no physical existence beyond the record of transactions on the Bitcoin blockchain, a variety of technical factors related to the Bitcoin blockchain could also impact the price of Bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of Bitcoin transactions, hard “forks” of the Bitcoin blockchain into multiple blockchains, airdops, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the Bitcoin blockchain and negatively affect the price of Bitcoin. In the occurrence of such events, there is a risk that we may not be able to access, claim, or benefit from such assets, or that doing so could expose us to additional risks or liabilities. The liquidity of Bitcoin may also be reduced and damage to the public perception of Bitcoin may occur, if financial institutions were to deny or limit banking services to businesses that hold Bitcoin, provide Bitcoin-related services or accept Bitcoin as payment, which could also decrease the price of Bitcoin. Actions by U.S. banking regulators, such as the issuance in February 2023 by Federal banking agencies of the “Interagency Liquidity Risk Statement,” which cautioned banks on contagion risks posed by providing services to digital assets customers, and similar actions, have in the past resulted in or contributed to reductions in access to banking services for Bitcoin-related customers and service providers, or the willingness of traditional financial institution to participate in markets for digital assets. The liquidity of Bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for Bitcoin and other digital assets.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our Bitcoin holdings.
Because we are only beginning to enact our Bitcoin strategy, our historical financial statements do not reflect the potential variability in earnings that we may experience in the future from holding or selling significant amounts of Bitcoin. The price of Bitcoin has historically been subject to dramatic price fluctuations and is highly volatile.
The availability of spot ETPs for Bitcoin and other digital assets may adversely affect the market price of our ADSs.
Although Bitcoin and other digital assets have experienced a surge of investor attention since Bitcoin was invented in 2008, until recently investors in the United States had limited means to gain direct exposure to Bitcoin through traditional investment channels, and instead generally were only able to hold Bitcoin through “hosted” wallets provided by digital asset service providers or through “unhosted” wallets that expose the investor to risks associated with loss or hacking of their private keys. Given the relative novelty of digital assets, general lack of familiarity with the processes needed to hold Bitcoin directly, as well as the potential reluctance of financial planners and advisers to recommend direct Bitcoin holdings to their retail customers because of the manner in which such holdings are custodied, some investors have sought exposure to Bitcoin through investment vehicles that hold Bitcoin and issue shares representing fractional undivided interests in their underlying Bitcoin holdings. These vehicles, which were previously offered only to “accredited investors” on a private placement basis, have in the past traded at substantial premiums to net asset value, possibly due to the relative scarcity of traditional investment vehicles providing investment exposure to Bitcoin.
On January 10, 2024, the SEC approved the listing and trading of spot Bitcoin ETPs, the shares of which can be sold in public offerings and are traded on U.S. national securities exchanges. The approved ETPs commenced trading directly to the public on January 11, 2024, with a trading volume of $4.6 billion on the first trading day. To the extent investors view our ADSs as providing exposure to Bitcoin, it is possible that the value of our ADSs may be influenced by the trading activity and performance of these spot Bitcoin ETPs. Additionally, on May 23, 2024, the SEC approved rule changes permitting the listing and trading of spot ETPs that invest in ether, the main crypto asset supporting the Ethereum blockchain. The approved spot ETPs commenced trading directly to the public on July 23, 2024. The listing and trading of spot ETPs for ether offers investors another alternative to gain exposure to digital assets, which could result in a decline in the trading price of Bitcoin as well as a decline in the value of our ADSs relative to the value of our Bitcoin.
Although we are an operating company, and we believe we offer a different value proposition than a Bitcoin investment vehicle such as a spot Bitcoin ETP, investors may nevertheless view our ADSs as an alternative to an investment in an ETP, and choose to purchase shares of a spot Bitcoin ETP instead of our ADSs. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to Bitcoin that is generally not subject to federal income tax at the entity level as we are, or the other risk factors applicable to an operating business, such as ours. Additionally, unlike spot Bitcoin ETPs, we (i) do not seek for our ADSs to track the value of the underlying Bitcoin we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended (“the Exchange Act”), including Regulation M, and other securities laws, which enable ETPs to continuously align the value of their shares to the price of the underlying assets they hold through share creation and redemption, (iii) operate a wholly-owned Delaware limited liability company rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, and (iv) are not required to provide daily transparency as to our Bitcoin holdings or our daily net asset value. Furthermore, recommendations by broker-dealers to buy, hold, or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to our securities. Based on how we are viewed in the market relative to ETPs, and other vehicles which offer economic exposure to Bitcoin, such as Bitcoin futures exchange-traded funds (“ETFs”), leveraged Bitcoin futures ETFs, and similar vehicles offered on international exchanges, any premium or discount in our ADSs relative to the value of our Bitcoin holdings may increase or decrease in different market conditions.

As a result of the foregoing factors, availability of spot ETPs and ETFs for Bitcoin and other digital assets could have a material adverse effect on the market price of our ADSs.
Our Bitcoin strategy subjects us to enhanced regulatory oversight.
As noted above, several spot Bitcoin ETPs have received approval from the SEC to list their shares on a U.S. national securities exchange with continuous share creation and redemption at net asset value. Even though we are not, and do not function in the manner of, a spot Bitcoin ETP, it is possible that we nevertheless could face regulatory scrutiny from the SEC or other federal or state agencies due to our Bitcoin holdings.
In addition, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. While we have implemented and maintain policies and procedures reasonably designed to promote compliance with applicable anti-money laundering and sanctions laws and regulations and take care to only acquire our Bitcoin through entities subject to anti-money laundering regulation and related compliance rules in the United States, if we are found to have purchased any of our Bitcoin from bad actors that have used Bitcoin to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in Bitcoin by us may be restricted or prohibited.
All of our current Bitcoin holdings serve as collateral securing our outstanding indebtedness pursuant to the Secured Convertible Debentures, and all or a significant portion of our Bitcoin holdings may continue to serve as collateral for such indebtedness in the future. We may also consider pursuing strategies to create income streams or otherwise generate funds using our Bitcoin holdings. These types of Bitcoin-related transactions are the subject of enhanced regulatory oversight. These and any other Bitcoin-related transactions we may enter into, beyond simply acquiring and holding Bitcoin, may subject us to additional regulatory compliance requirements and scrutiny, including under federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.
Additional laws, guidance and policies may be issued by domestic and foreign regulators following the filing for Chapter 11 bankruptcy protection by FTX, one of the world’s largest cryptocurrency exchanges, in November 2022. The FTX collapse may have increased regulatory focus on the digital assets industry. Increased enforcement activity and changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting Bitcoin, as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant costs or significantly limit our ability to hold and transact in Bitcoin.
In addition, private actors that are wary of Bitcoin or the regulatory concerns associated with Bitcoin have in the past taken and may in the future take further actions that may have an adverse effect on our business or the market price of our ADSs. For example, it is possible that a financial institution could restrict customers from buying shares of our ADSs if it were to determine that our ADSs’ value is closely tied to the performance of Bitcoin, signaling a reluctance to facilitate exposure to virtual currencies.
Due to the unregulated nature and lack of transparency surrounding the operations of many Bitcoin trading venues, Bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in Bitcoin trading venues and adversely affect the value of our Bitcoin.
Bitcoin trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many Bitcoin trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in Bitcoin trading venues, including prominent exchanges that handle a significant volume of Bitcoin trading and/or are subject to regulatory oversight, in the event one or more Bitcoin trading venues cease or pause for a prolonged period the trading of Bitcoin or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

In 2019 there were reports claiming that 80-95% of Bitcoin trading volume on trading venues was false or non-economic in nature, with specific focus on unregulated exchanges located outside of the United States. The SEC also alleged as part of its June 5, 2023, complaint against Binance Holdings Ltd. that Binance committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. The SEC has also brought recent actions against individuals and digital asset market participants alleging that such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the Bitcoin market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the Bitcoin market than is commonly understood. Any actual or perceived wash trading in the Bitcoin market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our Bitcoin.
Negative perception, a lack of stability in the broader Bitcoin markets and the closure, temporary shutdown or operational disruption of Bitcoin trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the Bitcoin ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in Bitcoin and the broader Bitcoin ecosystem and greater volatility in the price of Bitcoin. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX, and BlockFi filed for bankruptcy, following which the market prices of Bitcoin and other digital assets significantly declined. In addition, in June 2023, the SEC announced enforcement actions against Coinbase, Inc., and Binance Holdings Ltd., two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of Bitcoin and other digital assets. These were followed in November 2023, by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. While the complaint against Coinbase, Inc. was dismissed in February 2025, the complaint against Payward Inc. and Payward Ventures Inc. was dismissed with prejudice in March 2025, and the complaint against Binance Holdings Ltd. was dismissed on May 29, 2025, the SEC or other regulatory agencies may initiate similar actions in the future. As the price of our ADSs is affected by the value of our Bitcoin holdings, the failure of a major participant in the Bitcoin ecosystem could have a material adverse effect on the market price of our ADSs.
The concentration of our Bitcoin holdings could enhance the risks inherent in our Bitcoin strategy.
The concentration of our Bitcoin holdings limits the risk mitigation that we could achieve if we were to purchase a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our Bitcoin strategy. Any future significant declines in the price of Bitcoin would have, a more pronounced impact on our financial condition than if we used our cash to purchase a more diverse portfolio of assets.
The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of Bitcoin and adversely affect our business.
As a result of our Bitcoin strategy, our assets are concentrated in our Bitcoin holdings. Accordingly, the emergence or growth of digital assets other than Bitcoin may have a material adverse effect on our financial condition. As of the date of this prospectus, Bitcoin is the largest digital asset by market capitalization. However, there are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the Bitcoin network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. The Ethereum network has completed another major upgrade since then and may undertake additional upgrades in the future. If the mechanisms for validating transactions in Ethereum and other alternative digital assets are perceived as superior to proof-of-work mining, those digital assets could gain market share relative to Bitcoin.
Other alternative digital assets that compete with Bitcoin in certain ways include “stablecoins,” which are designed to maintain a constant price because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to Bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms. As of March 31, 2025, two of the seven largest digital assets by market capitalization were U.S. dollar-pegged stablecoins.
Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s CBDC project was made available to consumers in January 2022, and governments including the United States, the United Kingdom, the European Union, and Israel have been discussing the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, Bitcoin and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of Bitcoin to decrease, which could have a material adverse effect on our business, prospects, financial condition, and operating results.
Our Bitcoin holdings will be less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.
Historically, the Bitcoin market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our Bitcoin at favorable prices or at all. For example, a number of Bitcoin trading venues temporarily halted deposits and withdrawals in 2022. As a result, our Bitcoin holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.
Further, Bitcoin we hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation.
Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered Bitcoin or otherwise generate funds using our Bitcoin holdings, including in particular during times of market instability or when the price of Bitcoin has declined significantly. If we are unable to sell our Bitcoin, enter into additional capital raising transactions, including capital raising transactions using Bitcoin as collateral, or otherwise generate funds using our Bitcoin holdings, or if we are forced to sell our Bitcoin at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.
If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our Bitcoin, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our Bitcoin and our financial condition and results of operations could be materially adversely affected.
Substantially all of the Bitcoin we own will be held in custody accounts at one or more institutional-grade digital asset custodians. Further, third-party service providers provide us with material services in connection with the Bitcoin strategy. Security breaches and cyberattacks are of particular concern with respect to our Bitcoin. Bitcoin and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:
•a partial or total loss of our Bitcoin in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our Bitcoin;
•harm to our reputation and brand;

•improper disclosure of data and violations of applicable data privacy and other laws; or
•significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.
Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Bitcoin blockchain ecosystem or in the use of the Bitcoin network to conduct financial transactions, which could negatively impact us.
Attacks upon systems across a variety of industries, including industries related to Bitcoin, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, unauthorized parties have attempted, and we expect that they will continue to attempt, to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. In the past, hackers have successfully employed a social engineering attack against one of our service providers and misappropriated our digital assets, although, to date, such events have not been material to our financial condition or operating results. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements since the onset of the COVID-19 pandemic. The risk of cyberattacks could also be increased by cyberwarfare in connection with geopolitical conflicts, such as the ongoing Russia-Ukraine conflict, or conflicts in the Middle East, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the Bitcoin industry, including third-party services on which we rely, could materially and adversely affect our business.
We face risks relating to the use of third-party advisors connection with the execution of our Bitcoin strategy.
We use third-parties to provide advisory services related to the execution of our Bitcoin strategy. We pay or may pay fees and incentive fees to such third-parties, and may reimburse such third-parties for certain expenses they incur. The fees may be based on a percentage of our net assets and, consequently, such third-parties may have conflicts of interest in connection with decisions that could affect our net assets, such as decisions as to whether and when to make future investments. The departure or termination of, or any misconduct of the third-party advisors, or of a significant number of professionals who act as agents of, or provide support to, the third-party advisors, could have a material adverse effect on our business, financial condition or the results of our operations.
We face risks relating to the custody of our Bitcoin, including the loss or destruction of private keys required to access our Bitcoin and cyberattacks or other data loss relating to our Bitcoin.
We hold substantially all of our Bitcoin in custody accounts at a U.S.-based, institutional-grade custodian that has demonstrated records of regulatory compliance and information security, and as we further execute on our strategy, we may expand our holdings to multiple similar custodians. Our custodial services contract does, and any future contracts will, not restrict our ability to reallocate our Bitcoin among our custodians, and our Bitcoin holdings may be concentrated with a single custodian from time to time, such as presently as we negotiate new arrangements. In light of the significant amount of Bitcoin we will hold, we will continually seek to engage additional custodians to achieve a greater degree of diversification in the custody of our Bitcoin as the extent of potential risk of loss is dependent, in part, on the degree of diversification. If there is a decrease in the availability of digital asset custodians that we believe can safely custody our Bitcoin, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable or take other measures to custody our Bitcoin, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected.
Any insurance that may cover losses of our Bitcoin holdings will cover only a small fraction of the value of the entirety of our Bitcoin holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services we have or that such coverage will cover losses with respect to our Bitcoin. Moreover, our use of custodians exposes us to the risk that the Bitcoin our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such Bitcoin. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we may maintain related to our Bitcoin.
Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the Bitcoin is held. While the Bitcoin blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the Bitcoin held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the Bitcoin held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The Bitcoin and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.
Regulatory change reclassifying Bitcoin as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940 and could adversely affect the market price of Bitcoin and the market price of our ADSs.
Under Sections 3(a)(1)(A) and (C) of the Investment Company Act of 1940 (the “Investment Company Act”), a company generally will be deemed to be an “investment company” for purposes of the Investment Company Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.
A significant portion of our assets are concentrated in our Bitcoin holdings. While senior SEC officials have stated their view that Bitcoin is not a “security” for purposes of the federal securities laws, a contrary determination by the SEC could lead to our classification as an “investment company” under the Investment Company Act, which would subject us to significant additional regulatory controls that could have a material adverse effect on our ability to execute on our Bitcoin strategy, and our business and operations and may also require us to substantially change the manner in which we conduct our business.
In addition, if Bitcoin is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of Bitcoin and in turn adversely affect the market price of our ADSs.
Our Bitcoin strategy exposes us to risk of non-performance by counterparties.
Our Bitcoin strategy exposes us to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes inability or refusal of a counterparty to perform because of a deterioration in the counterparty’s financial condition and liquidity or for any other reason. For example, our execution partners, custodians, or other counterparties might fail to perform in accordance with the terms of our agreements with them, which could result in a loss of Bitcoin, a loss of the opportunity to generate funds, or other losses.

Our primary counterparty risk with respect to our Bitcoin is custodian performance obligations under the various custody arrangements we have entered into. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank, SEC enforcement actions against Coinbase, Inc., Binance Holdings Ltd., and Kraken, the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company have highlighted the perceived and actual counterparty risk applicable to digital asset ownership and trading. Although these bankruptcies, closures and liquidations have not resulted in any loss or misappropriation of our Bitcoin, nor have such events adversely impacted our access to our Bitcoin, legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to our interests in the event one or more of our custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings.
While all of our custodians are subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that our custodially-held Bitcoin will not become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if we pursue any strategies to create income streams or otherwise generate funds using our Bitcoin holdings, we would become subject to additional counterparty risks. Any significant non-performance by counterparties, including in particular the custodians with which we custody substantially all of our Bitcoin, could have a material adverse effect on our business, prospects, financial condition, and operating results.
We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.
While senior SEC officials have stated their view that Bitcoin is not a “security” for purposes of the federal securities laws, a contrary determination by the SEC could lead to our classification as an “investment company” under the Investment Company Act of 1940, which would subject us to significant additional regulatory controls that could have a material adverse effect on our ability to execute on our Bitcoin strategy, and our business and operations and may also require us to substantially change the manner in which we conduct our business.
Mutual funds, ETFs and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. At this point in time, we are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to our Treasury Reserve Policy or our Bitcoin strategy, our use of leverage, the manner in which our Bitcoin is custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, although a significant change to our Treasury Reserve Policy would require the approval of our Board, no shareholder or regulatory approval would be necessary. Consequently, our Board has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our Bitcoin holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding Bitcoin.
Our potential loss of foreign private issuer status will increase our regulatory and compliance costs.
We may lose foreign private issuer status as soon as the beginning of 2027 depending on whether the majority of our assets will be held in the United States. Following the loss of foreign private issuer status, we will no longer be eligible to use the rules designated for foreign private issuers and will be required to comply with the reporting regime that applies to US domestic public companies. The regulatory and compliance costs to us under US securities laws as a US domestic public company will potentially be greater than the costs incurred as a foreign private issuer.

Among other consequences, once we are not a foreign private issuer, we will be required to file periodic and current reports and registration statements on US domestic public company forms with the SEC, which are generally more detailed and extensive than the forms available to a foreign private issuer and are generally required to be filed within shorter time periods. In addition, we will be required to comply with the proxy requirements applicable to US domestic public companies and will lose the ability to rely on exemptions from corporate governance requirements that are available to foreign private issuers.
Risks Related to our Secured Convertible Debentures and Potential Future Indebtedness
Our level and terms of indebtedness could adversely affect our ability to raise additional capital to further execute on our Bitcoin strategy, fund other operations, and take advantage of new business opportunities.
Our indebtedness, whether currently existing or incurred in the future, could have important consequences to us, including:
•limiting our ability to use a substantial portion of our cash flow from operations in other areas of our business, including for acquisition of additional Bitcoin, working capital, developing our products and services, capital expenditures, and other general business activities and investment opportunities in our company, because we must dedicate a substantial portion of these funds to pay interest on and/or service our debt;
•limiting our ability to obtain additional financing in the future for acquisition of additional Bitcoin, working capital, capital expenditures, debt service, acquisitions, execution of our strategy, and other expenses or investments planned by us;
•limiting our flexibility and our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation, our business, and our industry;
•increasing our vulnerability to a downturn in our business and to adverse economic and industry conditions generally;
•requiring us to maintain Bitcoin or liquid assets to cover any repurchase, conversion or collateral requirement of the Secured Convertible Debentures;
•placing us at a competitive disadvantage as compared to our competitors that are less leveraged; and
•limiting our ability, or increasing the costs, to refinance indebtedness.
We may be unable to service our indebtedness, which could cause us to default on our debt obligations and could force us into bankruptcy or liquidation.
Our ability to make scheduled payments on and to refinance our indebtedness (whether currently existing or incurred in the future) depends, and will depend, on and is subject to our financial and operating performance, which is influenced, in part, by general economic, financial, competitive, legislative, regulatory, counterparty business, and other risks that are beyond our control, including the availability of financing in the U.S. banking and capital markets. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. We cannot assure you that future borrowings will be available to us in an amount sufficient to enable us to service our indebtedness, to refinance our indebtedness, or to fund our other liquidity needs. Even if refinancing indebtedness is available, any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations. In addition, our Bitcoin strategy anticipates that we may issue additional debt in future periods to finance additional purchases of Bitcoin, but if we are unable to generate sufficient cash flow to service our debt and make necessary capital expenditures, we may be required to sell Bitcoin. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations or our financial covenants, which could cause us to default on our debt obligations. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness.
Upon the occurrence of an event of default under our indebtedness (whether currently existing or incurred in the future), the holders of the defaulted indebtedness could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest. Any of these events could in turn result in cross-defaults under any other indebtedness. We may not have sufficient funds available to pay the amounts due upon any such default, particularly in the event that there has been a decrease in the market value of our Bitcoin holdings, and we may not be able to raise additional funds to pay such amounts on a timely basis, on terms we find acceptable, or at all. Any financing that we may undertake under such circumstances could result in substantial dilution of our existing stockholders, and in the absence of being able to obtain such financing, we could be forced into bankruptcy or liquidation.
We may not have the ability to raise the funds necessary to repurchase the Secured Convertible Debentures for cash upon a fundamental change or other event which could necessitate repayment of the Secured Convertible Debentures, including the mandatory repayment of the Secured Convertible Debentures required at maturity, and any future debt may contain limitations on our ability to engage in repurchases of the Secured Convertible Debentures.
Upon a Fundamental Change as defined in the Secured Convertible Debentures, all holders of the Secured Convertible Debentures will have the right, at each holder’s option, to require us to repurchase for cash all or any portion of such holder’s Secured Convertible Debenture at a repurchase price equal to the outstanding principal balance to be so repurchased, plus all accrued and unpaid interest thereunder as of the date of such repurchase, plus the Payment Premium as defined in the Secured Convertible Debentures, in respect of such principal balance and accrued and unpaid interest.
In order to obtain sufficient funds to pay the pay cash to repurchase the Secured Convertible Debentures or otherwise repay the Secured Convertible Debentures at maturity, we expect that we may have to refinance the Secured Convertible Debentures or obtain a waiver from the applicable holders of the Secured Convertible Debentures and we may not be able to refinance the Secured Convertible Debentures on reasonable terms, if at all. Absent a waiver from the applicable holders of the Secured Convertible Debentures, our failure to repurchase all validly tendered Secured Convertible Debentures or repay the Secured Convertible Debentures at maturity would be an event of default under the Secured Convertible Debentures. Additionally, the collateral held by the collateral agent under the Secured Convertible Debentures may not be available to us to repurchase or repay the Secured Convertible Debentures since that collateral is subject to release only in accordance with the terms of the Secured Convertible Debentures.
Moreover, the exercise by holders of the Secured Convertible Debentures of their right to require us to repurchase such Secured Convertible Debentures could cause a default under future debt agreements, even if the change of control or fundamental change itself does not, due to the financial effect of such repurchase on us.
Any future debt may contain limitations on our ability to (i) pay cash upon repurchase of the Secured Convertible Debentures or (ii) sell certain Bitcoin or other assets to generate cash that can be used to make such cash payments.
The optional conversion feature of the Secured Convertible Debentures, if elected by the holders thereof, may adversely affect our financial condition and operating results.
In the event the optional conversion feature of the Secured Convertible Debentures is elected to be used by any holders, holders of the applicable Secured Convertible Debentures will be entitled to convert such Secured Convertible Debentures at any time during specified periods at their option. If one or more holders elect to convert their Secured Convertible Debentures, and we fail to satisfy our conversion obligation by delivering the applicable ordinary shares for the delivery of ADSs in the amount of time permitted by the Secured Convertible Debentures, we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. Furthermore, even if holders do not elect to convert their Secured Convertible Debentures, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the applicable Secured Convertible Debentures as a current rather than long-term liability, which would result in a material reduction of our net working capital.
Conversion of the Secured Convertible Debentures will dilute the ownership interest of existing shareholders or may otherwise depress the price of our ADSs and ordinary shares.
The conversion of some or all of the may dilute the ownership interests of holders of our ADSs. Any sales in the public market of our ADSs deliverable upon conversion of the Secured Convertible Debentures could adversely affect prevailing market prices of our ADSs. In addition, the existence of the Secured Convertible Debentures may encourage short selling by market participants because the conversion of the Secured Convertible Debentures could be used to satisfy short positions, or anticipated conversion of the Secured Convertible Debentures into our ADSs could depress the price of our ADSs.
Despite our current level of indebtedness, we may incur substantially more indebtedness and enter into other transactions in the future which could further exacerbate the risks related to our indebtedness.
Our Bitcoin strategy includes acquiring Bitcoin using proceeds from equity and debt financings and cash flows from operations. As such, despite our current level of indebtedness, we may incur substantially more indebtedness, and we may enter into other transactions in the future. Even if we were to enter into debt or other arrangements that contain restrictions on our ability to incur additional indebtedness, these restrictions may be subject to a number of qualifications and exceptions that would allow us to incur significant additional indebtedness. To the extent we incur additional indebtedness or other obligations, the risks described herein with respect to our indebtedness may increase significantly.
Collateral requirements and the repurchase rights of holders of our Secured Convertible Debentures may constrain our Bitcoin strategy and our business.
As of the Issuance Date and immediately following the closing of the Secured Convertible Debentures and the Common Equity Private Placement, we are required to have a Loan-to-Collateral Ratio of less than or equal to 1.0 to 1.95, with the Loan-to-Collateral Ratio calculated as the ratio of (a) the aggregate outstanding principal balance of all Secured Convertible Debentures to (b) the sum of (i) the aggregate market value of Bitcoin collateral, plus (ii) the aggregate value of all of our cash and cash equivalents collateral. In addition, all holders of Secured Convertible Debentures have the right, at each holder’s option, to require us to repurchase each such holder’s Secured Convertible Debenture for cash on July 7, 2028, subject to the terms and conditions in the respective Secured Convertible Debentures. The collateral held by the collateral agent under the Secured Convertible Debentures may not be available to us to repurchase or repay the Secured Convertible Debentures since that collateral is subject to release only in accordance with the terms of the Secured Convertible Debentures. We may need to maintain reserves in cash and cash equivalents, or otherwise liquidate Bitcoin holdings or other assets when it is not desirable or advisable to do so, in order to fund such obligations, which could negatively affect our business and results of operation.
Fair value accounting for embedded derivatives in our debt instruments could generate significant earnings volatility and adversely affect investor perception, our stock price, and compliance with financial covenants.
Certain features of our debt instruments, including early redemption options and potential price re-set mechanisms, result in the presence of an embedded derivative that must be accounted for separately under International Financial Reporting Standards (IFRS).
The embedded derivative is required to be measured at fair value through profit or loss, with remeasurement occurring at each reporting date. This accounting treatment may introduce significant volatility into our reported financial results, as changes in the fair value of the embedded derivative—driven by market interest rates, credit spreads, or other valuation inputs—are recognized in earnings, regardless of whether the underlying debt instrument is repaid or modified.
This volatility may not reflect the actual performance of our core operations and could adversely affect investor perception, our stock price, and our ability to comply with financial covenants. Additionally, the complexity of accounting for embedded derivatives may increase the risk of financial reporting errors or restatements, and may require significant management judgment and estimation.
Investors should be aware that these fair value adjustments are non-cash in nature, but may materially impact our financial statements and key performance indicators in any given reporting period.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of ordinary shares (or ADSs representing such shares) in this offering. The Selling Securityholders will receive all of the proceeds from this offering.
Pursuant to the Equity Private Placement, we received gross proceeds of approximately $195 million, which is being used for the purchase of Bitcoin and for general corporate purposes associated with purchasing Bitcoin. In addition, we will receive proceeds from the issuance of the Warrants if such Warrants are exercised. If all Warrants are exercised at the exercise price of $1.40 per ADS, we would receive an additional approximately $29 million. There can be no assurance that any of the Warrants will be exercised by the Selling Stockholders. We intend to use the net proceeds, if any, from the cash exercise of the Warrants for the purchase of Bitcoin and for general corporate purposes primarily associated with purchasing Bitcoin. See “Prospectus Summary — Recent Developments — Issuance of Equity and Convertible Debt in Private Placements” and “The Equity Private Placement” for additional information.
The Selling Securityholders will pay any fees, discounts and commissions, stock transfer taxes and fees and expenses of any counsel to the Selling Securityholders incurred by the Selling Securityholders in connection with registering or disposing of the ordinary shares (or ADSs representing such shares). We will bear all other fees and expenses incurred in effecting the registration of the ordinary shares (or ADSs representing such shares) covered by this prospectus or in the filing of any amendments or supplements to the registration statement or this prospectus and all other expenses incident to the registration of the ordinary shares (or ADSs representing such shares).

CAPITALIZATION
The following table sets forth capitalization as of March 31, 2025:
•on an actual basis; and
•on an as adjusted basis to give effect to (i) the Equity Private Placement and (ii) the Debenture Private Placement.
You should read this table in conjunction with other sections of this prospectus and any documents incorporated by reference, including our consolidated financial statements and the related notes.

	At March 31, 2025
	Actual	As Adjusted

	(In thousands)
Cash and cash equivalents	$45,948	$404,320

Equity
Issued capital	$2,960	$16,696
Share premium	14,487	184,319
Other capital reserves	75,518	75,518
Accumulated deficit	(43,049)	(43,049)
Accumulated other comprehensive income (loss)	$(632)	$(632)
Total equity	$49,284	$232,852
Long-term liabilities (current and non-current)
Convertible debt and accrued interest	$—	$174,803	**
Convertible debt embedded derivative	—	—	*
Government grant advances and interest-free loans	9,533	9,533
Interest-bearing receivables financing (secured)	—	—
Lease liabilities	1,464	1,464
Total capitalization	$60,281	$418,652
__________________
*The valuation of the debt and the embedded derivative under IFRS has not yet been performed and is expected to be completed in the third quarter of 2025.
**Amount of debt represents 189 million less the 4% discount and less transaction fees.

THE EQUITY PRIVATE PLACEMENT
We are registering for resale 160,361,294 ADSs, representing 1,603,612,940 ordinary shares. On June 22, 2025, the Company entered into the Equity Purchase Agreement with the Equity Purchasers, pursuant to which the Company agreed to issue to the Equity Purchasers in a private placement an aggregate of (a)(i) 117,198,762 Shares and (ii) Pre-Funded Warrants to purchase an aggregate of 22,245,852 Pre-Funded Warrant Shares and (b) Warrants to purchase an aggregate of 20,916,680 Warrant Shares or Pre-Funded Warrants in lieu thereof at the option of the holder of the Warrant, at a combined purchase price of $1.40 per ADS and Warrant, the equivalent of $0.14 per ordinary share and Warrant at the current ratio, or $1.39 per Pre-Funded Warrant and Warrant. The Equity Private Placement closed on July 4, 2025.
The Pre-Funded Warrants are exercisable commencing upon issuance thereof at the Equity Closing through the lifetime of the Company at a nominal exercise price of €0.01 per ordinary share represented by the Pre-Funded Warrant Shares, subject to adjustment as provided therein. The Warrants are exercisable commencing upon issuance thereof at the Equity Closing for a period of 90 days and may be exercised for (i) ordinary shares represented by the Warrant Shares, at an exercise price equal to $1.40 for each Warrant or (ii) Pre-Funded Warrants, at an exercise price equal to $1.40 minus €0.01 for each Warrant.
The aggregate gross proceeds from the Equity Private Placement were approximately $195 million. The Company intends to use the net proceeds from the Private Placements for the purchase of Bitcoin and for general corporate purposes associated with purchasing Bitcoin, subject to the security and collateral requirements of the Debenture Private Placement
The securities were issued without registration under the U.S. Securities Act of 1933, as amended, or the Securities Act, pursuant to the exemption from registration under the Securities Act for transactions not involving any public offering. We and the Selling Securityholders entered into the Equity Registration Rights Agreement pursuant to which we are filing the registration statement which includes this prospectus.
See “Prospectus Summary — Recent Developments — Issuance of Equity and Convertible Debt in Private Placements” for additional information.

DESCRIPTION OF SHARE CAPITAL
The following description of our share capital summarizes certain provisions of our by-laws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our by-laws, as amended as of June 30, 2025, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.
General
As of July 7, 2025, our share capital consisted of 1,427,163,962 issued ordinary shares, fully paid, and with a par value of €0.01 each, and total authorized capital of 7,311,627,501 ordinary shares. Each ADS represents ten ordinary shares. We have no preferred shares authorized or outstanding.
Under French law, our by-laws set forth only our issued and outstanding share capital as of the date of the by-laws. Our authorized share capital represents all issued and outstanding shares, as well as all potential shares which may be issued upon acquisition of restricted free shares or upon exercise of outstanding stock options, founders warrants, other warrants and convertible notes, as approved by our shareholders and our board of directors.
At the Shareholders’ Ordinary General Meeting and Extraordinary Meeting of Sequans Communications S.A. held on June 30, 2025, our shareholders delegated authority to the Board of Directors to carry out:
•one or several capital increase up to a maximum nominal amount of €70,000,000 (or the equivalent of this amount in any other currency that is legal tender or in any unit of account established with reference to a set of currencies) by issuing shares and/or securities that grant access to our equity, reserved to a specific class of persons and revocation of preemptive subscription rights in favor of such class;
•one or several issuances of debt instruments and/or to securities that confer the right to an allotment of debt securities up to a maximum nominal amount of €250,000,000 (or the equivalent of this amount in any other currency that is legal tender or in any unit of account established with reference to a set of currencies); reserved to a specific class of persons and revocation of preemptive subscription rights in favor of such class.
The authorization is valid through December 30, 2026.
Reconciliation of the Number of Ordinary Shares Outstanding on January 1, 2025 and on July 7, 2025

Number of ordinary shares as of January 1, 2025	251,408,922
Issuance of ordinary shares through July 7, 2025	1,175,755,040	(1)
Number of ordinary shares as of July 7, 2025	1,427,463,962
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(1)Reflects 3,767,420 ordinary shares issued from the vesting of restricted shares and 1,171,987,620 ordinary shares issued in a private placement on July 4, 2025.
Dividends and Liquidation Rights
Dividends. We may make dividend distributions to our shareholders from our net income in each fiscal year (after deductions for depreciation and reserves pursuant to French law and our by-laws), as increased or decreased by any profit or loss carried forward from prior years, and less any contributions to reserves that may be decided by the shareholders under the conditions described below. These distributions are also subject to the requirements of French law and our by-laws.
Legal Reserve. Pursuant to French law, a société par actions must allocate 5% of its net profits for each fiscal year to its legal reserve fund before dividends may be paid with respect to that fiscal year. Funds must be allocated until the amount in that fund is equal to 10% of the nominal amount of its share capital. The legal reserve may not be distributed to shareholders and may not be used to repurchase or reimburse our shares.

Approval of Dividends. Upon recommendation of our board of directors, our shareholders may decide to allocate all or part of any distributable profits among special or general reserves, to carry them forward to the next fiscal year as retained earnings or to allocate them to the shareholders as dividends. However, except in case of a capital decrease, we may not distribute dividends to shareholders when our net assets are or would become as a result of such distribution lower than the amount of share capital including reserves which, under French law, may not be distributed to shareholders.
Our by-laws provide that reserves which are available for distribution under French law and our by-laws may be distributed as dividends, subject to shareholder approval and other limitations under French law. Dividends or interim dividends may be paid in cash or shares.
If our interim income statement shows that, since the end of the preceding fiscal year, we have made distributable profits, our board of directors may, subject to French law and regulations, distribute interim dividends without the approval of our shareholders. An interim dividend may not exceed distributable profits.
Distribution of Dividends. Under French law, subject to the preferred dividends rights that may be attached to our preferred shares set forth in our by-laws, as the case may be, if we distribute dividends they must be distributed to our shareholders pro rata according to their shareholdings. Holders of shares outstanding on the date of the shareholders’ meeting approving the distribution of dividends or, in the case of interim dividends, on the date our board of directors meets and approves the distribution of interim dividends are eligible to receive the dividend payment. The actual dividend payment date is decided by our shareholders at an ordinary general meeting, or by our board of directors, if no decision is taken by our shareholders.
In the event that we are liquidated, our assets remaining after payment of our debts, liquidation expenses and all of our other remaining obligations will be distributed first to repay the nominal value of our shares. After these payments have been made, subject to the preferred liquidation rights that may be attached to our preferred shares set forth in our by-laws, as the case may be, any surplus will be distributed pro rata among our shareholders based on the nominal value of their shareholdings.
To date, we have never declared or paid any cash dividends on our ordinary shares or preferred shares. We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future and intend to retain all available funds and any future earnings for use in the operation and expansion of our business.
Timing of Payment. Pursuant to French Law and our by-laws, dividends must be paid within a maximum of nine months after the close of the relevant fiscal year, unless extended by court order. Dividends not claimed within five years after the payment date shall be deemed to expire.
Rights to Share in the Surplus in the Event of Liquidation. In the event that we are liquidated, the general meeting of shareholders determines the method of liquidation and appoints the liquidator(s).
Changes in Share Capital
Pursuant to French Law, we may increase our share capital only with approval of our shareholders at an extraordinary general meeting. The shareholders may delegate to our board of directors to carry out the capital increase for a specified period of time.
There are two methods to increase our share capital: (i) the issuance of additional shares, including the creation of a new class of shares, and (ii) the increase in the nominal value (par value) of existing shares. We may issue additional shares for cash or for assets contributed in kind, upon the conversion of debt securities, by capitalization of our reserves or, subject to certain conditions, in satisfaction of our indebtedness. Although, currently, we have only one class of shares, French law permits us to issue different classes of shares that may have different liquidation, voting and dividend rights.
Pursuant to French Law, we may decrease our share capital only with the approval of our shareholders at an extraordinary general meeting. The shareholders can authorize the board of directors to carry out the capital decrease for a specified period of time. There are two methods to decrease our share capital: (i) decreasing the number of shares outstanding and (ii) decreasing the nominal value of our shares. The conditions under which the share capital may be decreased vary depending upon whether the decrease is attributable to losses. We may, under certain conditions, decrease the number of outstanding shares either by a reverse stock split or by the repurchase and cancellation of our shares. Any decrease must meet the requirements of French law, which states that all the holders of shares in each class of shares must be treated equally unless each affected shareholder otherwise agrees.
Attendance and Voting at Shareholders’ Meetings
French companies may hold either ordinary or extraordinary shareholders’ general meetings. Ordinary general meetings are required for matters that are not specifically reserved by law to the extraordinary general meetings and include the election and dismissal of the members of the board of directors, the appointment of statutory auditors, the approval of the annual accounts, the approval of agreements entered into between the company and its officers, directors and shareholders holding more than 10% of the voting rights, the declaration of dividends, the payment of dividends in shares, the repurchase by the company of its shares in connection, inter alia, with employee profit-sharing or share option plans, and the issue of bonds. Extraordinary general meetings are required for approval of amendments to our by-laws, modification of shareholders’ rights, mergers, increases or decreases in share capital (including a waiver of preferential subscription rights), the creation of a new class of shares, the authorization of the issue of securities convertible or exchangeable into shares and for the sale or transfer of substantially all of our assets that would result in a change of our corporate purpose.
Our board of directors is required to convene an annual general meeting of shareholders for approval of the annual accounts. This meeting must be held within six months after the close of the relevant fiscal year. However, the president of the tribunal des activités économiques, the French commercial court, may order an extension of this six-month period. We may convene other ordinary and extraordinary meetings at any time during the fiscal year as necessary. Under French Law, general meetings of the shareholders may be convened by our board of directors or, if it fails to call a meeting, by our statutory auditors or by a court-appointed agent (mandataire ad hoc). Shareholders holding individually or in the aggregate at least 5% of our share capital, or another interested party under certain circumstances, may petition the court to appoint such an agent. The notice convening of a shareholders’ general meeting must state the agenda for such meeting.
Notice of a shareholders’ general meeting must be sent by regular or electronic mail, or registered letter if the shareholder so asks, at least 15 days before the meeting to all holders of registered shares. However, in the case where quorum was not met at the original meeting and was therefore adjourned, the general meeting can be reconvened under the same agenda within a reduced six-day time period. The convening notice must include the agenda of the meeting and a draft of the resolutions that will be submitted to the shareholders.
Attendance and the exercise of voting rights at both ordinary and extraordinary general meetings of shareholders are subject to certain conditions pursuant to French law. Under our by-laws, in order to participate in any general meeting, a holder of registered shares must have his shares fully paid-in and registered in its name in a shareholder account maintained by or on behalf of us at least three days prior to the meeting.
Subject to the above restrictions, all of our shareholders have the right to participate in our general meetings, either in person or by proxy. Shareholders may vote, either in person, by proxy or by mail (by use of a form), and their votes are counted in proportion to the number of shares they hold. A shareholder may grant a proxy only (i) to his or her spouse, (ii) to another shareholder or, (iii) if the shareholder is a corporation, to a legal representative. Under French law, our shares held by entities controlled directly or indirectly by us are not entitled to voting rights. There is no requirement that a shareholder have a minimum number of shares in order to be able to attend or be represented at a general meeting. If a shareholder does not return their proxy form, our depositary agreement with BNY Mellon allows the depositary to vote the shares underlying unvoted ADS in accordance with the Board’s recommendations.
Under French law, a quorum requires the presence, in person or by proxy (including those voting by mail) of shareholders having at least (1) 20% of the shares entitled to vote in the case of an ordinary shareholders’ general meeting or at an extraordinary shareholders’ general meeting where shareholders are voting on a capital increase by capitalization of reserves, profits or share premium, or (2) 25% of the shares entitled to vote in the case of any other extraordinary shareholders’ general meeting. If a quorum is not present, the meeting is adjourned. There is no quorum requirement when an ordinary general meeting is reconvened, but the reconvened meeting may consider only questions which were on the agenda of the adjourned meeting. When an extraordinary general meeting is reconvened, the quorum required is 20% of the shares entitled to vote, except where the reconvened meeting is considering capital increases through capitalization of reserves, profits or share premium. For these matters, no quorum is required at the reconvened meeting. If a quorum is not present at a reconvened meeting requiring a quorum, then the meeting may be postponed for a maximum of two months.
At an ordinary shareholders’ general meeting, approval of any resolution requires the affirmative vote of a simple majority of the votes of the shareholders present or represented. The approval of any resolution at an extraordinary shareholders’ general meeting requires the affirmative vote of a two-thirds majority of the votes of shareholders present or represented, except that any resolution to approve a capital increase by capitalization of reserves only requires the affirmative vote of a simple majority of the votes of shareholders present or represented. Notwithstanding these rules, a unanimous vote is required to increase shareholders’ liabilities.
In addition to the right to obtain certain information regarding us at any time, any shareholder may, from the date on which a shareholders’ meeting is convened until the fourth business day preceding the date of the shareholders’ meeting, submit written questions relating to the agenda for the meeting to our board of directors. Our board of directors is required to respond to these questions during the meeting.
As set forth in our by-laws, shareholders’ meetings are held at our registered office or at any other location specified in the written notice.
Preferential Subscription Rights
Preferential subscription rights entitle the individual or entity that holds them to subscribe pro rata based on the number of shares held by them to the issuance of any securities increasing, or that may result in an increase of, our share capital by means of a cash payment or a set-off of cash debts. This right is only reserved to holders of ordinary shares or preferred shares. Shareholders may waive their preferential rights on an individual basis. Our board of directors and our independent auditors are required by French law to present reports to the shareholders’ meeting that specifically address any proposal to waive the preferential subscription rights. During the subscription period relating to a particular offering of shares, shareholders may transfer their preferential subscription rights that they have not previously waived. To the extent permitted under French law, we may seek shareholder approval to waive preferential subscription rights at any extraordinary meeting where shareholders are asked to approve an increase in our capital by issuing additional shares and/or other securities convertible or exchangeable into shares.
Form and Holding of Shares
Our by-laws provide that our ordinary shares shall be held in registered form. In accordance with French law concerning the “dematerialization” of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Registered shares are entered into an account maintained by us or by a representative that we have nominated. We maintain accounts in the name of each shareholder either directly or, at a shareholder’s request, through such shareholder’s accredited intermediary. Each shareholder’s account shows the name and number of shares held.
Repurchase and Redemption of Shares
Under French law, we may acquire our own shares for the following purposes only:
•to decrease our share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary general meeting. In this case, the repurchased shares must be cancelled within one month from their repurchase date;
•to provide shares for distribution to employees or managers under a profit-sharing or share option plan; and

•to facilitate an issue of additional shares or securities convertible or exchangeable into shares, a merger or a spin-off, approved by the shareholders at an ordinary general meeting.
The amounts repurchased under this section cannot result in us holding more than 10% of our own shares. In the event that such repurchases result in us holding more than 10% of our issued shares, we are required to transfer any shares in excess of the 10% threshold within one year. French law requires that we cancel any shares in excess of this 10% limit that have not been transferred within the one-year period.
When we purchase our own shares, they must be held in registered form and be fully paid. These shares are deemed to be outstanding under French law, but are not entitled to any dividends or voting rights, and we may not exercise preferential subscription rights. The shareholders, at an extraordinary general meeting, may decide not to take such shares into account in determining the preferential subscription rights attached to the other shares. In the absence of such a decision, the rights attached to any shares held by us must either be sold on the market before the end of the subscription period or distributed to other shareholders on a pro rata basis.
Cross Shareholdings and Holding of Our Shares by Our Subsidiaries
French law prohibits a company from holding our shares if we hold more than 10% of that company’s share capital and we may not own any interest in a French company holding more than 10% of our share capital. In the event of a cross shareholding that violates this rule, the company owning the smaller percentage of shares in the other company must sell its interest. Until sold, these shares are deprived of their voting rights. Failure by the officers and directors of a company to sell these shares is a criminal offense.
In the event that one of our subsidiaries holds our shares, these shares are deprived of their voting rights. However, French law does not require the subsidiary to sell the shares.
General Description of our By-laws
The following description summarizes certain terms and provisions contained in our by-laws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our by-laws (statuts), which are filed as Exhibit 3.1 herewith.
Corporate Purposes (Article 3)
Our company is engaged in the business of researching, developing and commercializing silicon and software solutions in the areas of cellular wireless access, specifically compliant with LTE or 5G standards or other similar broadband wireless standards.
The company’s corporate purpose, in France and abroad is:
•The study, development and marketing of all products and/or services relating to radio fixed and/or optical-type communication networks systems;
•Advising and training, by all means and technical media, relating to the aforementioned fields of operations;
•The participation, directly or indirectly, in all transaction that may be related to any of the purposes defined above, through the creation of new companies or legal entities, the contribution, subscription, or purchase of securities or corporate rights, acquisition of interests, mergers, partnerships, or any other methods;
•And, more generally, all industrial, commercial, and financial transactions, or transactions involving movable or fixed assets, that may be related directly or indirectly, in whole or in part, to any of the aforementioned corporate purposes, or to any similar or related purposes, or to any and all purposes that may enhance or develop the company’s business, including, without limitation,  investments (exchange, custody and access) in sovereign and non-sovereign currencies for treasury reserve purposes.

Directors’ Voting Powers on Proposal, Arrangement or Contract in which any Director is Materially Interested
Under French law, any agreement entered into directly or through an intermediary, between us and our directors that is not entered into in the ordinary course of our business and upon standard market terms is subject to a prior approval of the board of directors and must be ratified by our ordinary shareholders’ general meeting on the basis of a specific report issued by our statutory auditors on such agreements. The director who is interested in the agreement cannot vote on the proposal at the board meeting.
The same provision applies to agreements between us and another company, except where such company is our wholly owned subsidiary, if one of our directors is the owner or a general partner, manager, director, general manager or member of the executive or supervisory board of the other company, as well as to agreements in which one of our directors has an indirect interest.
Rights, Preferences and Restrictions Attaching to Each Class of Shares
Our shareholders are not required to subscribe to any of our further capital calls.
At this time, we have only one class of shares. Each share gives the right to one vote on all matters submitted to our shareholders. Each share also gives the right to share in the profits and corporate assets, pro rata the amount of our share capital which it represents. Our shareholders only bear losses for up to the amount of their investment. However, in the event we declare bankruptcy, one or several shareholders who could be considered as either (i) having become our de facto manager and, as such, taken decisions that contributed to our insolvency or failed to take decisions that would have prevented such insolvency, or (ii) having in such capacity comingled vis-à-vis third parties between his or her own assets and our own assets may be liable for losses greater than his/her investment. In the event of a capital increase, a majority of shareholders may decide to suppress the preferential subscription rights of all shareholders in favor of a beneficiary or a category of beneficiaries, including existing shareholders who are nevertheless excluded from such vote.
We cannot increase the commitments or liabilities of our shareholders; such a change can only be agreed to by each shareholder individually.
Under our by-laws, our extraordinary general meeting may decide to issue preferred shares bearing preferred voting and financial rights.
Provisions Having the Effect of Delaying, Deferring or Preventing a Change in Control of our Company
Provisions contained in our bylaws and French corporate law could make it more difficult for a third-party to acquire us, even if doing so might be beneficial to our shareholders. These provisions include but are not limited to the following:
•pursuant to our by-laws, the number of directors, election and removal of a director from office may be modified only by a resolution adopted by 66⅔% of our shareholders present or represented;
•under French law, a non-resident of France as well as any French entity controlled by non-residents of France may have to file a declaration for statistical purposes with the Bank of France (Banque de France) within 20 working days following the date of certain direct foreign investments in a company, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our share capital or voting rights or cross such 10% threshold. See “Limitations Affecting Shareholders of a French Company”;
•under French law, certain investments in a French company relating to certain strategic industries by individuals or entities not residents in a Member State of the EU are subject to prior authorization of the Ministry of Economy;
•our shareholders have granted and may grant in the future our board of directors authorizations to increase our share capital or to issue additional ordinary shares or other securities, such as warrants;

•our shareholders have preferential subscription rights on a pro rata basis on the issuance by us of any additional securities for cash or a set-off of cash debts, which rights may only be waived by the extraordinary general meeting (by a two-thirds majority vote) of our shareholders or on an individual basis by each shareholder; and
•our bylaws can be changed in accordance with applicable corporate French laws.
Ownership of ADSs or Shares by Non-French Residents
Neither the French Commercial Code nor our by-laws presently limit the right of non-residents of France or non-French persons to own or, where applicable, to vote our shares. However, non-French residents must file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of the share capital or voting rights or cross such 10% threshold. Violation of this filing requirement may be sanctioned by five years’ imprisonment and a fine up to twice the amount of the relevant investment. This amount may be increased fivefold if the violation is made by a legal entity.
Moreover, certain foreign investments in companies incorporated under French laws are subject to the prior authorization from the French Minister of the Economy, where all or part of the target’s business and activity relate to a strategic sector, such as energy, transportation, public health, telecommunications.
Foreign Exchange Controls
Under current French foreign exchange control regulations there are no limitations on the amount of cash payments that we may remit to residents of foreign countries. Laws and regulations concerning foreign exchange controls do, however, require that all payments or transfers of funds made by a French resident to a non-resident be handled by an accredited intermediary. All registered banks and substantially all credit institutions in France are accredited intermediaries.
Availability of Preferential Subscription Rights
Our shareholders have preferential subscription rights as described above under “Description of Share Capital-Preferential Subscription Rights.” Under French Law, shareholders have preferential rights to subscribe for cash issues of new shares or other securities giving rights to acquire additional shares on a pro rata basis. Holders of our securities in the U.S. (which may be in the form of shares or ADSs) may not be able to exercise preferential subscription rights for their securities unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new shares or other securities giving rights to acquire additional shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, holders of our securities in the U.S. will be unable to exercise any preferential subscription rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new shares or other securities. We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with registering the rights, as well as the indirect benefits to us of enabling the exercise by holders of shares and holders of ADSs in the U.S. to exercise the rights, and any other factors we consider appropriate at the time, and then to make a decision as to whether to register the rights. We cannot assure you that we will file a registration statement.
For holders of our shares represented by ADSs, the Depositary may make these rights or other distributions available to ADS holders after we instruct it to do so in the United States. If we fail to do this and the Depositary determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case, the ADSs holders will receive no value for them. The section of this prospectus entitled “Description of American Depositary Receipts-Dividends, Other Distributions and Rights” explains in detail the depositary’s responsibility in connection with a rights offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
The Bank of New York Mellon, as depositary, registers and delivers our ADSs. Each ADS represents ten ordinary shares (or a right to receive ten ordinary shares) deposited with the principal Paris office of Société Générale or any successor, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary in respect of the depositary facility. A copy of our amended and restated deposit agreement (the “Deposit Agreement”), dated May 14, 2018 and the amendment dated September 11, 2023, among us, the depositary, owners and holders of ADSs are filed with the SEC as Exhibit 2.2 and Exhibit 2.5, respectively, to our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 (the “Form 20-F”).
Any ordinary shares that may be issued pursuant to this prospectus and the applicable prospectus supplement, whether directly or upon conversion of the Convertible Note, will be delivered in the form of ADSs. The ADSs may be uncertificated securities or certificated securities evidenced by American Depositary Receipts, or ADRs. Each ADS will represent ten ordinary shares (or a right to receive ten ordinary shares) deposited with the principal Paris office of Société Générale or any successor, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 240 Greenwich Street, Floor 8W, New York, New York 10286.
You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. French law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. The Deposit Agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the Deposit Agreement and the ADRs.
We refer to the shares that are at any time deposited or deemed deposited under the Deposit Agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the Deposit Agreement as “Deposited Securities.”
The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement and the form of ADR, which is included in the Deposit Agreement.
Deposit, Transfer and Withdrawal
French law provides that ownership of shares generally be evidenced only by an inscription in an account in the name of the holder maintained by either the issuer or an authorized intermediary such as a bank. Thus, all references to the deposit, surrender and delivery of our shares refer only to book-entry transfers and do not contemplate the physical transfers of certificates representing the shares in France.
The depositary has agreed, subject to the terms and conditions of the Deposit Agreement, that upon deposit with the custodian of our shares, or evidence of rights to receive our shares, and pursuant to appropriate instruments of transfer, it will deliver through its Corporate Trust Office to the person or persons specified by the depositor, ADSs registered in the name or names of such person or persons for the number of ADSs issuable in respect of such deposit, upon payment to the depositary of its fees and expenses and of any taxes or charges.

Upon surrender of an ADS at the Corporate Trust Office of the depositary for the purpose of withdrawal of the Deposited Securities represented by the ADSs, payment of the fees, governmental charges and taxes provided in the Deposit Agreement and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal, and subject to the provisions of the Deposit Agreement, our by-laws and the Deposited Securities, ADS owners are entitled to delivery to it or upon its order of the shares and any other Deposited Securities at the time represented by the ADSs at the Corporate Trust Office of the depositary or at the office of the custodian in Paris. The forwarding for delivery at the Corporate Trust Office of the depositary of cash, other property and documents of title for such delivery will be at the risk and expense of the ADS holder.
Subject to the terms and conditions of the Deposit Agreement and any limitations established by the depositary, unless requested by us to cease doing so, the depositary may deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.
Dividends, Other Distributions and Rights
The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities in the depositary facility, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.
While we do not expect to declare or pay any cash dividends or cash distributions on our ordinary shares for the foreseeable future, if and when we do pay any cash dividend or other cash distribution on the ordinary shares, the depositary will convert, as promptly as practicable, any cash dividend or other cash distribution into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained with reasonable efforts, the Deposit Agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
Ordinary Shares
The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution upon our request or after consulting with us. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares; however, the depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.
Rights to Purchase Additional Ordinary Shares
If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal or practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the ordinary shares on your behalf and in accordance with your instructions. The depositary will then deposit the ordinary shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay and comply with other applicable instructions.
U.S. securities laws may restrict transfers and cancellation of the ADSs representing ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.
Other Distributions
The depositary will send to ADS holders anything else we distribute on deposited securities by any means it determines is equitable and practicable after consulting with us, to the extent practicable. If it cannot make the distribution proportionally among the owners, the depositary may adopt another equitable and practical method subject to consulting with us, to the extent practicable. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. In addition, the depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.
Record Dates
Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the depositary gives effect to a change in the number of our shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of shares or other Deposited Securities, or whenever the depositary shall find it necessary or convenient, the depositary will fix a record date, which shall be the same date as for the represented ordinary share or a date fixed after consultation with us and as close thereto as practicable (i) for the determination of the owners of ADRs who shall be (a) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (b) entitled to give instructions for the exercise of voting rights at any such meeting, (ii) for fixing the date on or after which each ADS will represent the changed number of shares, all subject to the provisions of the Deposit Agreement or (iii) to facilitate any other matter for which the record date was set.
Voting of Deposited Securities
ADS holders may instruct the depositary to vote the number of deposited ordinary shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.
The depositary will try, as far as practical, and subject to the laws of France and to our by-laws, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed; if no instructions are received, our depositary agreement allows the depositary to vote the shares underlying unvoted ADS in accordance with the Board’s recommendations.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions provided that any such failure is without negligence and in good faith. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.
Except as described above, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the shareholder meeting enough in advance to withdraw the ordinary shares.
Amendment and Termination of the Deposit Agreement
We may agree with the depositary to amend the Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement as amended.
The depositary will terminate the Deposit Agreement at our direction, if given, by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the Deposit Agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.
After termination, the depositary and its agents will do the following under the Deposit Agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations under the Deposit Agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay and we will not have any obligations thereunder to current or former ADS holders.
Charges of Depositary
See Item 12, “Description of Securities Other than Equity Securities — D. American Depositary Shares — Fees and Expenses” in our Form 20-F, which is incorporated by reference into this prospectus.
Liability of Owner for Taxes
If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADS or any Deposited Securities represented by the ADSs evidenced by such ADS, such tax or other governmental charge will be payable by the owner of such ADS to the depositary. The depositary may refuse to effect any transfer of such ADS or any withdrawal of Deposited Securities underlying such ADS and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner of such ADS will remain liable for any deficiency.

CERTAIN INCOME TAX CONSIDERATIONS
This description is based in part upon the representation of the custodian and the assumption that each obligation in the Depositary Agreement with the depositary relating to your ADSs and any related agreement will be performed in accordance with their terms.
Material United States Federal Income Tax Consequences
The following is a description of the material United States federal income tax consequences of the acquisition, ownership and disposition of the ADSs. This description addresses only the United States federal income tax consequences to holders that are purchasers of the ADSs and hold such ADSs as capital assets (generally property held for investment). This description does not address tax considerations applicable to holders that may be subject to special tax rules, including:
•financial institutions or insurance companies;
•real estate investment trusts, regulated investment companies or grantor trusts;
•dealers or traders in securities or currencies;
•tax-exempt entities;
•certain former citizens or former long-term residents of the United States;
•persons that received the ADSs as compensation for or in connection with the performance of services;
•persons that will hold the ADSs as part of a “hedging” or “conversion” transaction or as a position in a “straddle” for United States federal income tax purposes;
•holders that will hold the ADSs through a partnership or other pass-through entity;
•U.S. Holders, as defined below, whose “functional currency” is not the United States dollar; or
•holders that own, directly, indirectly or through attribution, 10.0% or more of the voting power or value of our shares.
Moreover, this description does not address the United States federal estate and gift or alternative minimum tax, or foreign, state or local tax, consequences of the acquisition, ownership and disposition of the ADSs.
This description is based on the United States Internal Revenue Code of 1986, as amended, or the “Code,” existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. For example, President Biden has set forth several tax proposals that would, if enacted, make significant changes to U.S. tax laws. Such proposals include, but are not limited to, an increase in the U.S. federal income tax rate for long term capital gain for certain taxpayers with income in excess of a threshold amount. Congress may consider, and could include, some or all of these proposals in connection with tax reform to be undertaken by the current administration. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect.
For purposes of this description, a “U.S. Holder” is a beneficial owner of the ADSs that, for United States federal income tax purposes, is:
•a citizen or resident of the United States;
•a corporation or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•an estate the income of which is subject to United States federal income taxation regardless of its source; or
•a trust if such trust has validly elected to be treated as a United States person for United States federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.
A “Non-U.S. Holder” is a beneficial owner of the ADSs that is neither a U.S. Holder nor a partnership, or other entity or arrangement treated as a partnership, for United States federal income tax purposes.
If a partnership or any other entity or arrangement treated as a partnership for United States federal income tax purposes holds the ADSs, the tax treatment of such partnership, or a partner in such partnership will depend on the status of the partner and the activities of the partnership. Such a partner or partnership is encouraged to consult its tax advisor as to its tax consequences.
You are encouraged to consult your tax advisor with respect to United States federal, state, local and foreign tax consequences of acquiring, owning and disposing of the ADSs.
For United States federal income tax purposes, you will be treated as the owner of our ordinary shares represented by your ADSs. Exchanges of ordinary shares for ADSs, and ADSs for ordinary shares, will not be subject to United States federal income tax.
Distributions with Respect to ADSs
If you are a U.S. Holder, for United States federal income tax purposes, the gross amount of any distribution made to you with respect to your ADSs (other than certain distributions, if any, of the ADSs or ordinary shares distributed pro rata to all our shareholders), before reduction for any French taxes withheld therefrom, will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under United States federal income tax principles. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ADSs applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. However, such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” to the extent, if any, that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under United States federal income tax principles, such excess amount will be treated first as a tax-free return of your adjusted tax basis in your ADSs and thereafter as capital gain. We do not expect to maintain calculations of our earnings and profits under United States federal income tax principles and, therefore, if you are a U.S. Holder you should expect that the entire amount of any distribution generally will be reported as dividend income to you.
Dividends, if any, paid to U.S. Holders in euros or currency other than the U.S. dollar (“Other Foreign Currency”) will be includible in income in a U.S. dollar amount based on the prevailing spot market exchange rate in effect on the date of actual or constructive receipt, whether or not converted into U.S. dollars at that time. Assuming dividends received in euros (or Other Foreign Currency) are converted into U.S. dollars on the day they are received, the U.S. Holder will not be required to recognize foreign currency gain or loss in respect of the dividend income. If, however, the payment is not converted at that time, a U.S. Holder will have a tax basis in euros (or Other Foreign Currency) equal to the U.S. dollar amount of the dividend included in income, which will be used to measure gain or loss from subsequent changes in exchange rates. Any gain or loss that a U.S. Holder recognizes on a subsequent conversion of euros (or Other Foreign Currency) into U.S. dollars (or on other disposition) generally will be U.S. source ordinary income or loss. U.S. Holders should consult their own tax advisors regarding the tax consequences to them if the dividends are paid in euros (or Other Foreign Currency).
Subject to certain conditions and limitations, French tax withheld on dividends may be deducted from your United States federal taxable income or credited against your United States federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends, if any, that we distribute will constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements or if you engage in certain risk reduction transactions. If you are a U.S. Holder, dividends, if any, paid to you with respect to your ADSs will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. The rules relating to the determination of the foreign tax credit are complex, and you are encouraged to consult your tax advisor to determine whether and to what extent you will be entitled to this credit.
Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you should not be subject to United States federal income or withholding tax on dividends received by you on your ADSs unless such income is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base).
Sale, Exchange or Other Disposition of ADSs
Subject to the discussion below under “Passive Foreign Investment Company Considerations,” if you are a U.S. Holder, you will recognize capital gain or loss on the sale, exchange or other disposition of your ADSs equal to the difference between the amount realized on such sale, exchange or other disposition and your adjusted tax basis in your ADSs. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of ADSs will be eligible for the preferential rate of taxation applicable to long-term capital gains if your holding period for such ADSs exceeds one year (i.e., such gain is long-term capital gain). Gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source gain or loss, as the case may be, for foreign tax credit limitation purposes. The deductibility of capital losses for United States federal income tax purposes is subject to limitations.
Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you will not be subject to United States federal income, or withholding, tax on any gain realized on the sale or exchange of your ADSs unless:
•such gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base); or
•you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.
Passive Foreign Investment Company Considerations
A non-U.S. corporation will be classified as a “passive foreign investment company,” or a PFIC, for United States federal income tax purposes for any taxable year in which, after applying certain look-through rules, either
•at least 75% of its gross income is “passive income;” or
•at least 50% of the average value of its gross assets is attributable to assets that produce “passive income” or are held for the production of passive income.
Passive income for this purpose includes dividends, interest, royalties, rents, gains from commodities and securities transactions and the excess of gains over losses from the disposition of assets which produce passive income, including amounts derived by reason of the investment of funds raised in offerings of the ADSs. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.
Based on the character of our gross income and the average value of our passive assets relative to the gross value of our assets for the taxable year ended December 31, 2024, we do not believe we were a PFIC for 2024. Because PFIC status is determined annually based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for 2025 or any other future year until after the close of that year. While we intend to manage our business so as to avoid PFIC status, to the extent consistent with our other business goals, we cannot predict whether our business plans will allow us to avoid PFIC status. In addition, because the market price of the ADSs has fluctuated and is likely to fluctuate in the future and because that market price may affect the determination of whether we are a PFIC, there can be no assurance that we will not be a PFIC for any taxable year.
If we are a PFIC for a given year, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you for the year (defined as your ratable portion of distributions in the year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for the ADSs) and (b) any gain realized on the sale or other disposition (including a pledge) of the ADSs. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (i) the excess distribution or gain had been realized ratably over your holding period, (ii) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (iii) the interest charge applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, the tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions with Respect to ADSs.”
Certain elections are available to U.S. Holders of shares that may serve to alleviate some of the adverse tax consequences of PFIC status described above. One such election is a qualified electing fund, or a QEF, election, under which you would be required to include in income on a current basis your pro rata share of our ordinary earnings as ordinary income and your pro rata share of our net capital gains as capital gain. However, we do not expect to provide to U.S. Holders the information needed to report income and gain pursuant to a QEF election, and we make no undertaking to provide such information in the event that we are a PFIC.
Under an alternative tax regime, you may also avoid certain adverse tax consequences relating to PFIC status discussed above by making a mark-to-market election with respect to your ADSs, provided that the ADSs are “marketable.” The ADSs will be marketable if they are regularly traded on certain U.S. stock exchanges, including the NYSE, or on certain non-U.S. stock exchanges. For these purposes, the ADSs will be considered regularly traded during any calendar year during which they are traded, other than in negligible quantities, on at least 15 days during each calendar quarter. U.S. Holders should be aware, however, that if we are determined to be a PFIC, the interest charge regime described above could be applied to indirect distributions or gains deemed to be attributable to U.S. Holders in respect of any of our subsidiaries that also may be determined to be a PFIC, and the mark-to-market election would not be effective for such subsidiaries.
If you choose to make a mark-to-market election, you would recognize as ordinary income or loss each year in which we are a PFIC an amount equal to the difference as of the close of the taxable year between the fair market value of your ADSs and your adjusted tax basis in your ADSs. Losses would be allowed only to the extent of net mark-to-market gain previously included by you under the election for prior taxable years. If the mark-to-market election were made, then the PFIC rules described above relating to excess distributions and realized gains would not apply for periods covered by the election. If you do not make a mark-to-market election for the first taxable year in which we are a PFIC during your holding period of the ADSs, you would be subject to interest charges with respect to the inclusion of ordinary income attributable to each taxable year in which we were a PFIC during your holding period before the effective date of such election.
A U.S. Holder who is a direct or “indirect” holder of stock of a PFIC must file United States Internal Revenue Service Form 8621 in respect of such PFIC for a taxable year in the circumstances described in the United States Treasury Regulations. If we are a PFIC for a given taxable year, you are encouraged to consult your tax advisor concerning the availability and consequences of making any of the elections mentioned above, as well as concerning your annual filing requirements.

Medicare Tax
A United States person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on net investment income in excess of certain amounts. In the case of an individual, the tax is imposed on the lesser of (1) the United States person’s “net investment income” for the relevant taxable year and (2) the excess of the United States person’s modified adjusted gross income for the taxable year over $250,000 (in the case of a taxpayer filing a joint return or a surviving spouse), $125,000 (in the case of a married taxpayer filing a separate return) or $200,000 (in any other case). In the case of an estate or trust, the tax is imposed on the lesser of (1) the entity’s “undistributed net investment income” for the taxable year and (2) the excess (if any) of the entity’s “adjusted gross income” over the dollar amount at which the highest tax bracket begins for such entity. A holder’s net investment income will include its gross dividend income and its net gains from the disposition of ADSs, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the ADSs.
Information with Respect to Foreign Financial Assets
Individuals who are U.S. citizens or resident aliens, certain nonresident aliens of the United States and “specified domestic entities” that own “specified foreign financial assets” with an aggregate value in excess of certain threshold amounts are required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities, including ADSs issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. In addition, under a law known as the “Bank Secrecy Act” U.S. citizens, green card holders and resident aliens, as well as domestic entities must file a FinCEN Form 114 with the Financial Crimes Enforcement Network if the aggregate value of all “foreign financial accounts” held by such person exceeds $10,000 at any time during a particular calendar year. Holders of ADSs are encouraged to consult their tax advisors regarding the application of these reporting requirements as they relate to their ownership of ADSs.
Backup Withholding Tax and Information Reporting Requirements
United States backup withholding tax and information reporting requirements apply to certain payments to certain non-corporate holders of stock. Information reporting will apply to payments of dividends on, and to proceeds from the sale or redemption of, the ADSs made within the United States, or by a United States payor or United States middleman, to a holder of the ADSs, other than an exempt recipient, including a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons. A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ADSs within the United States, or by a United States payor or United States middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the beneficial owner’s United States federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
Material French Tax Consequences
The following is a description of the material French tax consequences of the acquisition, ownership and disposition of the ADSs by a U.S. Holder. This description is based on applicable tax laws, regulations and judicial decisions as of the date of this prospectus, and, where applicable, the Convention between the United States of America and the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, dated August 31, 1994, as amended from time to time (the “U.S. Treaty”).

This description is based in part upon the representation of the custodian and the assumption that each obligation in the Depositary Agreement with the depositary relating to your ADRs and any related agreement will be performed in accordance with their terms.
The following is a description of the principal tax effect on U.S. Holders for the purposes of French tax if, all of the following points apply:
•the U.S. Holder owns, directly, indirectly or constructively, less than 10% of the Company capital and dividend rights;
•the U.S. Holder is entitled to the benefits of the U.S. Treaty (including under the “limitation on benefits” article of the U.S. Treaty);
•the U.S. Holder does not hold the ADSs through a permanent establishment or a fixed base in France;
•the U.S. Holder is not multi-resident;
•the U.S. Holder does not hold the ADSs through a non-U.S. based pass-through entity; and
•the U.S. Holder does not receive dividend, capital gains or other payments on the ADSs on an account located in a Non-cooperative State as defined in Article 238-0 A of the French General Tax Code and as mentioned in a list published by the French tax authorities as amended from time to time.
A U.S. Holder to whom all the above requirements apply will be hereafter defined as a Qualifying U.S. Holder.
This description is relevant only to holders of ADSs who are Qualifying U.S. Holders.
For purposes of the U.S. Treaty Qualifying, U.S. Holders of ADSs will be treated as the owners of Company’s ordinary shares represented by such ADSs.
Special rules apply to U.S. expatriates, insurance companies, pass-through entities and investors in such entities, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax and securities broker-dealers, among others. Those special rules are not discussed in this prospectus.
Holders of Company ADSs are encouraged to consult their own tax advisors as to the particular tax consequences to them of owning the ADS, including their eligibility for benefits under the U.S. Treaty, the application and effect of state, local, foreign and other tax laws and possible changes in tax laws or in their interpretation.
Taxation of Dividends
Dividends paid by a French company to corporate non-French holders are subject to a withholding tax at a rate equal to the standard corporate income tax rate (i.e., 25% as from 2023). Such withholding tax rates can be increased to 75% if the dividend is paid towards Non-cooperative States or territories (as mentioned above) irrespective of the tax residence of the beneficiary of the dividends. Such withholding tax rates may, however, be reduced or eliminated by application of a tax treaty with France.
Dividends paid by a French company to individual non-French holders are generally subject to a 12.8% withholding tax. Such withholding tax rate can be increased to 75% if the dividend is paid towards Non-cooperative States or territories (as mentioned above) irrespective of the tax residence of the beneficiary of the dividends. Such withholding tax rates may, however, be reduced or eliminated by application of a tax treaty with France.
Should the U.S. Treaty apply, the withholding tax rate may generally be limited to 15 percent of the gross amount of the dividends, provided that the income is distributed directly by the depositary to the Qualifying U.S. Holders.

Taxation of Capital Gains
A Qualifying U.S. Holder will not be subject to any French income or withholding tax on any capital gain realized upon the sale or exchange of ADSs of the Company.
Estate and Gift Taxes
Under the Convention between the United States of America and the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritance and Gifts, dated November 24, 1978 (as amended from time to time), if a U.S. Holder transfers his or her shares by gift or by reason of the U.S. Holder’s death, that transfer will not be subject to French gift or inheritance tax unless the U.S. Holder is domiciled in France at the time of making the gift or at the time of his or her death or if the shares are held for use in the conduct of a business or profession through a permanent establishment or a fixed base in France.
Wealth Tax
As of January 1, 2018, the French wealth tax namely the Impôt de Solidarité sur la Fortune (“ISF”) is replaced by the Impôt sur la Fortune Immobilière (“IFI”). The IFI generally applies to real estate assets to the extent that their net value exceeds €1,300,000. Therefore, all other movable assets (tangible assets, shares, life insurance, cash, etc.) are excluded from the tax base, unless their underlying assets (direct or indirect) consist of real estate assets or rights.
However, a general exclusion applies to real estate assets owned by companies pursuing a commercial, industrial, craft, agricultural or liberal activity when the taxpayer (together with the members of its tax household) holds directly or indirectly less than 10% of the share capital or the voting rights of the company.
As a result, Qualifying U.S. Holders will not be subject to French IFI in respect of their ownership of ADSs.

ENFORCEMENT OF CIVIL LIABILITIES
We are a société anonyme, or limited liability corporation, organized under the laws of France. The majority of our directors and executive officers reside in France and other countries outside the U.S. A portion of our assets and of such persons’ assets are located outside the United States.
As a result, it may be difficult for investors:
•to obtain jurisdiction over us or our non-U.S. resident officers and directors in U.S. courts in actions predicated on the civil liability provisions of the U.S. federal securities laws;
•to enforce in U.S. courts judgments obtained in such actions against us or our non-U.S. resident officers and directors;
•to bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against us or our non-U.S. resident officers or directors; and
•to enforce against us or our directors in non-U.S. courts, including French courts, judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.
Nevertheless, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would be recognized and enforced in France provided that a French judge considers that this judgment meets the French legal requirements concerning the recognition and the enforcement of foreign judgments and is capable of being immediately enforced in the United States. A French court is therefore likely to grant the enforcement of a foreign judgment without a review of the merits of the underlying claim, only if (1) that judgment is enforceable in the jurisdiction of the U.S. court which rendered it, (2) that judgement was rendered by a court having jurisdiction over the dispute (the condition will be met if the dispute is clearly connected to the jurisdiction of the U.S. court and French courts did not have exclusive jurisdiction over the matter), (3) that judgment does not contravene French international public order and public policy, including the right to due process and (4) the U.S. judgment is not tainted with fraud and is not incompatible with a judgment rendered by a French court in the same matter, or with an earlier judgment rendered by a foreign court in the same matter and which has become effective in France.
In addition, French law guarantees full compensation for the harm suffered but is limited to the actual damages, so that the victim does not suffer or benefit from the situation. Such system excludes damages such as, but not limited to, punitive and exemplary damages.
As a result, the enforcement, by U.S. investors, of any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities law against us or members of our board of directors, officers or certain experts named herein who are residents of France or countries other than the United States would be subject to the above conditions.
There may be doubt as to whether a French court would impose civil liability on us, the members of our board of directors, our officers or certain experts named herein in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in France against us or such members, officers or experts, respectively.
Finally, we have designated GKL Corporate/Search, Inc., One Capitol Mall, Suite 660, Sacramento, California 95814, as our agent for service of process in the United States with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

SELLING SECURITYHOLDERS
We are registering 1,603,612,940 ordinary shares (represented by up to 160,361,294 ADSs, each of which represents ten ordinary shares), that were issued to the Selling Securityholders to permit the Selling Securityholders and their respective pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the ordinary shares (or ADSs representing such ordinary shares) in the manner contemplated under “Plan of Distribution” below.
We entered into the Equity Registration Rights Agreement with the Selling Securityholders pursuant to which we agreed to file with the SEC a registration statement on Form F-3 covering the resale of such ordinary shares (from time to time). We are registering the ordinary shares issued pursuant to the Equity Purchase Agreement in accordance with the Equity Registration Rights Agreement in order to permit the Selling Securityholders to offer ordinary shares in the form of ADSs for resale from time to time. The Equity Purchase Agreement contains customary representations and warranties.
The foregoing descriptions of the Equity Purchase Agreement and the Equity Registration Rights Agreement do not purport to be complete descriptions of the terms of the documents, and are qualified in their entirety by the terms of the definitive documents or forms thereof which have been filed with the SEC.
Ownership of the ordinary shares (or ADSs representing such shares) issued pursuant to the Equity Purchase Agreement, their respective rights to require registration of our ordinary shares under the Equity Registration Rights Agreement, their other respective rights under the Equity Purchase Agreement and as otherwise disclosed in the footnotes below, the Selling Securityholders do not have, or within the past three years have not had, any position, office or other material relationship with us. The following table sets forth the names of the Selling Securityholders, the number of ADSs beneficially owned by the Selling Securityholder as of July 7, 2025, the number of ADSs that may be offered under this prospectus and the number of ADSs beneficially owned by the Selling Securityholders assuming all of the ADSs covered hereby are sold. The number of ADSs in the column “Number of ADSs Being Offered” represents all of the ADSs that the Selling Securityholders may offer under this prospectus. The Selling Securityholders may sell some, all or none of their ADSs. We do not know how long the Selling Securityholders will hold the ADSs before selling them, and we currently have no agreements, arrangements or understandings with the Selling Securityholders regarding the sale or other disposition of any of the ADSs. The ADSs covered hereby may be offered from time to time by the Selling Securityholders.
The information set forth below is based upon information obtained from the Selling Securityholders and upon information in our possession regarding the original issuance of the ordinary shares. The percentages of shares owned after the offering are based on 142,714,545 ADSs outstanding as of July 7, 2025.

Name of Selling Securityholder	ADSs Beneficially Owned Prior to Offering(1)		Number of ADSs Being Offered	ADSs Beneficially Owned After Offering(2)
	Number	Percent		Number	Percent
ADAR1 Partners, LP(3)	2,111,892	1.48%	2,111,892	—	—
Alyeska Master Fund, LP(4)	8,214,285	5.76%	8,214,285	—	—
B. RILEY SECURITIES, INC(5)	4,928,571	3.45%	4,928,571	—	—%
B. RILEY WEALTH MANAGEMENT HOLDINGS, INC(6)	5,339,284	3.74%	4,107,142	1,232,142	*
B. RILEY PRINCIPAL INVESTMENTS, LLC(7)	5,339,284	3.74%	1,232,142	4,107,142	2.88%
Bitcoin Opportunity Fund II QP, LP(8)	170,857	*	170,857	—	—
Bitcoin Opportunity Fund II, LP(9)	87,891	*	87,891	—	—
Bitcoin Opportunity Fund, LP(10)	562,678	*	562,678	—	—
Boothbay Absolute Return Strategies, LP(11)	4,107,142	2.88%	4,107,142	—	—
Citadel CEMF Investments Ltd(12)	3,737,500	2.62%	3,737,500	—	—

DRW Investments LLC(13)	7,121,456	4.99%	8,033,096	—	—
EMA GARP Fund, LP(14)	164,285	*	164,285	—	—
Fifth Lane Partners Fund LP(15)	205,356	*	205,356	—	—
Hood River Small/Mid-Cap Growth Fund(16)	959,905	*	959,905	—	—
Hood River Small-Cap Growth Fund(17)	14,128,740	9.99%	22,871,803	—	—
Hood River International Opportunity Fund(18)	811,148	*	811,148	—	—
INTRACOASTAL CAPITAL LLC(19)	410,714	*	410,714	—	—
Jon D and Linda W Gruber Trust(20)	657,142	*	657,142	—	—
L1 Capital Global Opportunities Master Fund(21)	410,713	*	410,713	—	—
Meteora Select Trading Opportunities Master, LP(22)	4,107,142	2.88%	4,107,142	—	—
NewGen Alternative Income Fund(23)	1,145,893	*	1,145,893	—	—
NewGen Equity Long/Short Fund(24)	1,016,517	*	1,016,517	—	—
New Gen Focused Alpha Fund(25)	468,215	*	468,215	—	—
TIFF MultiAsset NewGen A/C I8DP(26)	326,517	*	326,517	—	—
POLAR MULTI-STRATEGY MASTER FUND(27)	8,214,285	5.76%	8,214,285	—	—
Prof G LLC(28)	2,464,285	1.7%	2,464,285	—	—
Rangeley Capital Partners, LP(29)	103,499	*	103,499	—	—
Rangeley Capital Partners II, LP(30)	142,929	*	142,929	—	—
Rangeley Capital Special Opportunities Fund, LP(31)	123,214	*	123,214	—	—
Spearhead Insurance Solutions IDF, LLC - Series ADAR1(32)	352,392	*	352,392	—	—
Tephra Digital Master Fund Ltd.(33)	1,642,856	1.2%	1,642,856	—	—
YA II PN, Ltd(34)	10,232,633	7.17%	20,535,713	—	—
OASIS INVESTMENTS II MASTER FUND LTD(35)	14,128,740	9.99%	16,230,132	—	—
Adam Back(36)	8,214,285	5.76%	8,214,285	—	—
Northland Securities, Inc.(37)	1,096,304	*	1,096,304	—	—
AFOB FIP MS, LLC(38)	14,047,618	9.84%	8,214,285	5,833,333	4.09%
MMCAP International Inc. SPC(39)	7,121,456	4.99%	16,428,571	7,121,456	4.99%
Moore Global Investments, LLC(40)	4,214,284	2.95%	2,464,285	1,749,999	1.23%
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(41)	5,619,045	3.94%	3,285,713	2,333,332	1.63%
__________________
*Represents beneficial ownership of less than 1%.
(1)“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of share ownership, that is, shares held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares voting or investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any securities that such person or group has a right to acquire currently or within 60 days of July 7, 2025. The securities beneficially owned by the Selling Securityholders consist of ADSs and ADSs issuable pursuant to exercise of the Pre-Funded Warrants and Warrants, with the exercise thereof subject to the ownership limitations described therein.
(2)Assumes that the Selling Securityholder sells to third parties all ordinary shares (or ADSs representing such shares) registered under this prospectus that it holds.
(3)Includes (i) 1,836,428 ADSs and (ii) 275,464 ADSs issuable upon exercise of Warrants. ADAR1 Capital Management, LLC acts as investment adviser to, and manages investment accounts of, ADAR1 Partners, LP, and ADAR1 Capital Management GP, LLC acts as the general partner of ADAR1 Partners, LP. Daniel Schneeberger is the Manager of ADAR1 Capital Management, LLC and ADAR1 Capital Management GP, LLC and may be deemed to share voting and dispositive power over the shares held by ADAR1 Partners, LP. Mr. Schneeberger disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address of ADAR1 Partners, LP is 3503 Wild Cherry Drive, Building 9, Austin TX 78738.
(4)Includes (i) 7,142,857 ADSs and (ii) 1,071,428 ADSs issuable upon exercise of the Warrants. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Alyeska”), has voting and investment control of the securities held by the Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such securities. Mr. Parekh, however, disclaims any beneficial ownership of the securities held by Alyeska. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.
(5)Includes (i) 4,285,714 ADSs and (ii) 642,857 ADSs issuable upon exercise of the Warrants. Andrew Moore and James Baker are the control persons of B. Riley Securities, Inc., and as such may be deemed to beneficially own these securities. The address for B. Riley Securities, Inc. is 11100 Santa Monica Blvd. Suite 800, Los Angeles, CA 90025.
(6)Includes (i) 3,571,428 ADSs and (ii) 535,714 ADSs issuable upon exercise of the Warrants. Michael Mullen is the control person of B. Riley Wealth Management Holdings Inc., and as such may be deemed to beneficially own these securities. The address for B. Riley Wealth Management Holdings Inc. is 40 S. Main Street Suite 1600, Memphis, TN 38103.
(7)Includes (i) 1,071,428 ADSs and (ii) 160,714 ADSs issuable upon the exercise of Warrants. Bryant Riley is the control person of B. Riley Principal Investments, LLC and as such may be deemed to beneficially own these securities. The address for B. Riley Principal Investments, LLC is 11100 Santa Monica Blvd. Suite 800, Los Angeles, CA 90025.
(8)Includes (i) 148,572 ADSs and (ii) 22,285 ADSs issuable upon the exercise of Warrants. Graybeard BTC Management, LLC is the general partner of Bitcoin Opportunity Fund II QP, LP. James Lavish, as managing partner of Graybeard BTC Management, LLC, has voting and investment power over the securities. The principal address of Bitcoin Opportunity Fund II QP, LP is 10624 S Eastern Avenue, Suite A #789, Henderson, Nevada 89052.
(9)Includes (i) 76,427 ADSs and (ii) 11,464 ADSs issuable upon the exercise of Warrants. Graybeard BTC Management, LLC is the general partner of Bitcoin Opportunity Fund II, LP. James Lavish, as managing partner of Graybeard BTC Management, LLC, has voting and investment power over the securities. The principal address of Bitcoin Opportunity Fund II, LP is 10624 S Eastern Avenue, Suite A #789, Henderson, Nevada 89052.
(10)Includes (i) 489,286 ADSs and (ii) 73,392 ADSs issuable upon the exercise of Warrants. Graybeard BTC Management, LLC is the general partner of Bitcoin Opportunity Fund, LP. James Lavish, as managing partner of Graybeard BTC Management, LLC, has voting and investment power over the securities. The principal address of Bitcoin Opportunity Fund, LP is 10624 S Eastern Avenue, Suite A #789, Henderson, Nevada 8905.
(11)Includes (i) 3,571,428 ADSs and (ii) 535,714 ADSs issuable upon the exercise of Warrants. Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“Boothbay”) is managed by Meteora Capital, LLC (“Meteora”).Meteora, in its capacity as the investment manager of Boothbay with respect to this investment, has the power to vote and the power to direct the disposition of all securities held by Boothbay with respect to this investment. Vikas Mittal is the Managing Member of Meteora. Each of Boothbay, Meteora, and Mr. Mittal disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of Boothbay is 140 E 45th Street, 16th Floor, New York NY 10017.
(12)Includes (i) 3,250,000 ADSs and (ii) 487,500 ADSs issuable upon the exercise of Warrants. Citadel Advisors LLC is the portfolio manager of Citadel CEMF Investments Ltd. Citadel Advisors Holdings LP, or CAH, is the sole member of Citadel Advisors LLC. Citadel GP LLC, or CGP, is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, these securities. This response is not and shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of Citadel CEMF Investments Ltd. is c/o Citadel Enterprise Americas LLC, Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, FL 33131.
(13)Includes (i) 6,985,301 ADSs and (ii) 1,047,795 ADSs issuable upon the exercise of Warrants. Donald R. Wilson, Jr. is the sole manager of DRW Investments LLC (“DRW Investments”) and has sole voting and dispositive power with respect to the securities held by DRW Investments. The business address of DRW Investments LLC is 540 W Madison St., Suite 2500, Chicago, IL 60661.
(14)Includes (i) 142,857 ADSs and (ii) 21,428 ADSs issuable upon the exercise of Warrants. Lawrence W. Lepard is the sole member and a manager of EMA GARP GP, LLC, which is the general partner of EMA GARP Fund, LP, and as such is deemed to indirectly beneficially own the securities that are beneficially owned by EMA GARP Fund, LP. The principal address of EMA GARP Fund, LP is Equity Management Associates, LLC c/o Venture X 4850 Tamiami Trail North, Suite 301, Naples, Florida 31103-3034.
(15)Includes (i) 178,571 ADSs and (ii) 26,785 ADSs issuable upon the exercise of Warrants. Mr. Cavan Copeland, sole managing partner of Fifth Lane Partners Fund LP, has voting and investment power over these securities. The principal address of Fifth Lane Partners Fund LP is 3300 N IH-35, Suite 380, Austin, TX 78705.
(16)Includes (i) 549,745 ADSs and (ii) 284,955 ADSs issuable upon the exercise of Pre-Funded Warrants and (iii) 125,205 ADSs issuable upon the exercise of Warrants. Erik Hirsch, Geoff Gainor and Robert Schmaltz are the control persons of Hood River Small/Mid-Cap Growth Fund and as such may be deemed to beneficially own these securities. The address for Hood River Small/Mid-Cap Growth Fund is 615 East Michigan Street, Milwaukee, WI 53202.
(17)Includes (i) 13,098,863 ADSs, (ii) 6,789,662 ADSs issuable upon the exercise of Pre-Funded Warrants and (iii) 2,983,278 ADSs issuable upon the exercise of Warrants. Erik Hirsch, Geoff Gainor and Robert Schmaltz are the control persons of Hood River Small-Cap Growth Fund and as such may be deemed to beneficially own these securities. The address for Hood River Small-Cap Growth Fund is 615 East Michigan Street, Milwaukee, WI 53202.
(18)Includes (i) 464,551 ADSs, (ii) 240,795 ADSs issuable upon the exercise of Pre-Funded Warrants and (iii) 105,802 ADSs issuable upon the exercise of Warrants. Erik Hirsch, Geoff Gainor and Robert Schmaltz are the control persons of Hood River International Opportunity Fund and as such may be deemed to beneficially own these securities. The address for Hood River International Opportunity Fund is 615 East Michigan Street, Milwaukee, WI 53202.

(19)Includes (i) 357,143 ADSs and (ii) 53,571 ADSs issuable upon the exercise of Warrants. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.
(20)Includes (i) 571,428 ADSs and (ii) 85,714 ADSs issuable upon the exercise of Warrants. The securities are directly held by the Jon D and Linda W Gruber Trust (“Gruber Trust”) and may be deemed to be beneficially owned by Jon D Gruber, as Trustee. The address of the Gruber Trust is 300 Tamal Plaza, Ste. 215, Corte Madera, CA 94925.
(21)Includes (i) 357,142 ADSs and (ii) 53,517 ADSs issuable upon the exercise of Warrants. David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund, Ltd. As such, L1 Capital Global Opportunities Master Fund, Ltd., Mr. Feldman, and Mr. Arber may be deemed to beneficially the securities held by L1 Capital Global Opportunities Master Fund, Ltd. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such securities, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. The principal address of L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court PO Box 10085 Grand Cayman, Cayman Islands KY1-1001.
(22)Includes (i) 3,571,428 ADSs and (ii) 535,714 ADSs issuable upon the exercise of Warrants. Vikas Mittal may be deemed to have sole voting and dispositive power with respect to the securities held by Meteora Select Trading Opportunities Master, LP. Mr. Mittal disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of Meteora Select Trading Opportunities Master, LP is 1200 N Federal Hwy, #200 Boca Raton FL 33432.
(23)Includes (i) 996,429 ADSs and (ii) 149,464 ADSs issuable upon the exercise of Warrants. The securities are held through GundyCo ITF NewGen Alternative Income Fund A/C 515-90011-21. Chris Rowan, David Dattels, and Norm Chang, the Portfolio Managers of GundyCo ITF NewGen Alternative Income Fund A/C 515-90011-21, have voting and investment control of the securities held by GundyCo ITF NewGen Alternative Income Fund A/C 515-90011-21 and may be deemed to be the beneficial owner of such securities. Mr. Rowan, Mr. Dattels and Mr. Chang disclaim any beneficial ownership of such securities. The address of GundyCo ITF NewGen Alternative Income Fund A/C 515-90011-21 is 25 King St. W, Suite 2900, Toronto, ON M5L 1G3.
(24)Includes (i) 883,928 ADSs and (ii) 132,589 ADSs issuable upon the exercise of Warrants. The securities are held through Gundyco ITF NewGen Equity Long/Short Fund A/C 515-00449-22. Chris Rowan, David Dattels, and Norm Chang, the Portfolio Managers of Gundyco ITF NewGen Equity Long/Short Fund A/C 515-00449-22, have voting and investment control of the securities held by Gundyco ITF NewGen Equity Long/Short Fund A/C 515-00449-22 and may be deemed to be the beneficial owner of such securities. Mr. Rowan, Mr. Dattels and Mr. Chang disclaim any beneficial ownership of such securities. The address of Gundyco ITF NewGen Equity Long/Short Fund A/C 515-00449-22 is 25 King St. W, Suite 2900, Toronto, ON M5L 1G3.
(25)Includes (i) 407,143 ADSs and (ii) 61,072 ADSs issuable upon the exercise of Warrants. The securities are held through Gundyco ITF NewGen Focused Alpha Fund A/C 515-90049-19. Chris Rowan, David Dattels, and Norm Chang, the Portfolio Managers of Gundyco ITF NewGen Focused Alpha Fund A/C 515-90049-19, have voting and investment control of the securities held by Gundyco ITF NewGen Focused Alpha Fund A/C 515-90049-19 and may be deemed to be the beneficial owner of such securities. Mr. Rowan, Mr. Dattels and Mr. Chang disclaim any beneficial ownership of such securities. The address of Gundyco ITF NewGen Focused Alpha Fund A/C 515-90049-19 is 25 King St. W, Suite 2900, Toronto, ON M5L 1G3.
(26)Includes (i) 283,928 ADSs and (ii) 42,589 ADSs issuable upon the exercise of Warrants. Chris Rowan, David Dattels, and Norm Chang, the Portfolio Managers of TIFF MultiAsset NewGen A/C I8DP, have voting and investment control of the securities held by TIFF MultiAsset NewGen A/C I8DP and may be deemed to be the beneficial owner of such securities. Mr. Rowan, Mr. Dattels and Mr. Chang disclaim any beneficial ownership of such securities. The address of the TIFF MultiAsset NewGen A/C I8DP is 25 King St. W, Suite 2900, Toronto, ON M5L 1G3.
(27)Includes 7,142,857 ADSs and (ii) 1,071,428 ADSs issuable upon the exercise of Warrants. The securities are held directly by Polar Multi-Strategy Master Fund (the “Polar Fund”). The Polar Fundis under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as Investment Advisor to the Polar Fund and has control and discretion over the securities held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest therein. The address of Polar Fund is 16 York Street, Suite 2900,Toronto, Ontario M5J 0E6, Canada.
(28)Includes (i) 2,142,857 ADSs and (ii) 321,428 ADSs issuable upon the exercise of Warrants. Scott Galloway has voting and investment power over the securities. The principal address of Prof G LLC is 382 NE 191st Street, PMB 27287, Miami, Florida 33179-3899.
(29)Includes (i) 89,999 ADSs and (ii) 13,500 ADSs issuable upon the exercise of Warrants. Rangeley Capital, LLC is the investment manager of Rangeley Capital Partners, LP and has investment and dispositive power over the securities. Christopher DeMuth Jr. is the Managing Member of Rangeley Capital, LLC and may be deemed to have voting and investment control with respect to the securities held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 3 Forest Street, New Canaan, Connecticut 06840.
(30)Includes (i) 124,286 ADSs and (ii) 18,643 ADSs issuable upon the exercise of Warrants. Rangeley Capital, LLC is the investment manager of Rangeley Capital Partners II, LP and has investment and dispositive power over the securities. Christopher DeMuth Jr. is the Managing Member of Rangeley Capital, LLC and may be deemed to have voting and investment control with respect to the securities held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 3 Forest Street, New Canaan, Connecticut 06840.
(31)Includes (i) 107,143 ADSs and (ii) 16,071 ADSs issuable upon the exercise of Warrants. Rangeley Capital, LLC is the investment manager of Rangeley Capital Special Opportunities Fund, LP and has investment and dispositive power over the securities. Christopher DeMuth Jr. is the Managing Member of Rangeley Capital, LLC and may be deemed to have voting and investment control with respect to the securities held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 3 Forest Street, New Canaan, Connecticut 06840.

(32)Includes (i) 306,428 ADSs and (ii) 45,964 ADSs issuable upon the exercise of Warrants. ADAR1 Capital Management, LLC acts as subadviser to, and manages investment accounts of, Spearhead Insurance Solutions IDF, LLC - Series ADAR1. Daniel Schneeberger is the Manager of ADAR1 Capital Management, LLC and may be deemed to share voting and dispositive power over the shares held by Spearhead Insurance Solutions IDF, LLC - Series ADAR1. Mr. Schneeberger disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address for Spearhead Insurance Solutions IDF, LLC - Series ADAR1 is 3828 Kennett Pike, Suite 202, Greenville, DE 19807.
(33)Includes (i) 1,428,571 ADSs and (ii) 214,285 ADSs issuable upon the exercise of Warrants. Ryan Price and Raghav Chopra have voting and investment power over the securities. The principal address of Tephra Digital Master Fund Ltd. is 33 Irving Place, New York, New York 10003.
(34)Includes (i) 10,227,115 ADSs, (ii) 7,630,027 ADSs issuable upon the exercise of Pre-Funded Warrants and (iii) 2,678,571 ADSs issuable upon the exercise of Warrants. All investment decisions for YA II PN, Ltd. are made by Mr. Mark Angelo. The business address of YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092.
(35)Includes (i) 14,113,159 ADSs and (ii) 2,116,973 ADSs issuable upon the exercise of Warrants. Seth Fischer is the control person of Oasis Investments II Master Fund Ltd. (“Oasis”) and as such may be deemed to beneficially own these securities. The address for Oasis 25/F, LHT Tower, 31 Queen’s Road Central, Central, Hong Kong.
(36)Includes (i) 7,142,857 ADSs and (ii) 1,071,428 ADSs issuable upon the exercise of Warrants.
(37)Includes (i) 953,308 ADSs and (ii) 142,996 ADSs issuable upon the exercise of Warrants. Dustin Alden is the control person of Northland Securities, Inc. and as such may be deemed to beneficially own these securities. The address for Northland Securities Inc. is 150 South Fifth Street, Suite 3300, Minneapolis, MN 55402.
(38)Includes (i) 7,142,857 ADSs and (ii) 1,071,428 ADSs issuable upon the exercise of Warrants. AFO Blackberry, LLC, the managing member of AFOB FIP MS, LLC (“AFOB”), has voting and investment control of the shares held by AFOB. Mr. Fred Goldman controls AFO Blackberry, LLC and may be deemed the beneficial owner of the shares of the Company held by AFOB. The address of AFOB, AFO Blackberry, LLC, and Mr. Goldman is 1011 Lake Street, Suite 311, Oak Park, IL 60301.
(39)Includes (i) 6,985,301 ADSs, (ii) 7,300,413 ADSs issuable upon the exercise of Pre-Funded Warrants and (iii) 2,142,857 ADSs issuable upon the exercise of Warrants. MM Asset Management Inc., the investment advisor to MMCAP International Inc. SPC (“MMCAP”), has voting and investment control of the shares held by MMCAP. Mr. Matthew MacIsaac controls MM Asset Management and may be deemed the beneficial owner of the shares of the Company held by MMCAP. The address of MMCAP, MM Asset Management Inc. and Mr. MacIsaac is 2240-161 Bay st BOX 600, Toronto ON M5J 2S1.
(40)Includes (i) 2,142,857 ADSs and (ii) 321,428 ADSs issuable upon the exercise of Warrants. Moore Capital Management, LP, the investment manager of Moore Global Investments, LLC (“MGI LLC”), has voting and investment control of the shares held by MGI LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MGI LLC. Mr. Bacon also is the indirect majority owner of MGI LLC. The address of MGI LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.
(41)Includes (i) 2,857,142 ADSs and (ii) 428,571 ADSs issuable upon the exercise of Warrants. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capial LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri is 55 Post Rd. W, 2nd Fl, Westport CT 06880.

PLAN OF DISTRIBUTION
We are registering 1,603,612,940 ordinary shares issued to the Selling Securityholders and which may be represented by up to 160,361,294 ADSs, each of which represents ten ordinary shares, to permit the Selling Securityholders and their respective pledgees, donees, transferees or other successors-in-interest that receive their shares (or ADSs representing such shares) after the date of this prospectus to resell or otherwise dispose of the shares (or ADSs representing such shares) in the manner contemplated in this section. We will not receive any of the proceeds from the sale of ordinary shares (or ADSs representing such shares) in this offering. We will bear all fees and expenses incident to our obligation to register the shares (and ADSs representing such shares). In connection with this transaction, we entered into the Equity Registration Rights Agreement with the Selling Securityholders pursuant to which we agreed to file with the SEC a registration statement on Form F-3 covering the resale of such ordinary shares from time to time. We are registering the ordinary shares issued or issuable pursuant to the Equity Purchase Agreements in accordance with the Equity Registration Rights Agreement in order to permit the Selling Securityholders to offer ordinary shares in the form of ADSs for resale from time to time.
The Selling Securityholders and any of their respective pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares (or ADSs representing such shares) or interests in any such shares on any stock exchange, market or trading facility on which the ordinary shares or ADSs are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Each of the Selling Securityholders may use one or more of the following methods when disposing of the shares represented by ADSs or interests therein:
•on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•in the over-the-counter market;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell ordinary shares (or ADSs representing such shares) as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•through brokers, dealers or underwriters that may act solely as agents;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•delivery of shares (or ADSs representing such shares) in settlement of short sales;
•through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;
•broker-dealers may agree with such Selling Securityholder to sell a specified number of ordinary shares (or ADSs representing such shares) or interests in such shares at a stipulated price per share;
•a combination of any such methods of disposition; and
•any other method permitted pursuant to applicable law.
The Selling Securityholders may also sell shares under Rule 144 under the Securities Act or other exemptions from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers, underwriters and other agents may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of ordinary shares (or ADSs representing such shares), from the purchaser) in amounts to be negotiated. The Selling Securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved but any such discounts or commissions might exceed those customary in the types of transactions involved.
The Selling Securityholders may from time to time pledge or grant a security interest in some or all of the ordinary shares (or ADSs representing such shares) by them and the pledgee or other secured party, transferee or other successor in interest may sell ordinary shares (or ADSs representing such shares) from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, secured party, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the ordinary shares (or ADSs representing such shares) in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest may be the selling beneficial owners for purposes of this prospectus and may sell such ordinary shares (or ADSs representing such shares) from time to time under this prospectus after an amendment or supplement has been filed under Rule 424(b)(3) under, or another applicable provision of, the Securities Act, amending, if necessary, the list of Selling Securityholders to include the transferees, donees, pledgees or other successors-in-interest as a Selling Securityholder under this prospectus. The Equity Registration Rights Agreement provides that certain transferees of the Selling Securityholders are entitled to the benefits of such agreement, subject to the terms and conditions set forth in such agreement.
Upon being notified in writing by a Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of ordinary shares (or ADSs representing such shares) through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act will be filed, disclosing (i) the name of each such Selling Securityholder and of the participating broker-dealer(s), (ii) the number of ordinary shares (or ADSs representing such shares) involved, (iii) the price at which such ordinary shares (or ADSs representing such shares) were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, if applicable, and (vi) other facts material to the transaction.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of ordinary shares (or ADSs representing such shares) to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable ordinary shares (or ADSs representing such shares) pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the ordinary shares (or ADSs representing such shares) acquired in the distribution. The Selling Securityholders also may transfer the ordinary shares (or ADSs representing such shares) in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The Selling Securityholders and any broker-dealers or agents that are involved in selling the ordinary shares (or ADSs representing such shares) may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, or FINRA, or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.
There can be no assurance that any Selling Securityholders will sell any or all of the ordinary shares (or ADSs representing such shares) registered pursuant to the registration statement, of which this prospectus forms a part.

The aggregate proceeds to the Selling Securityholders from the sale of ordinary shares (or ADSs representing such shares) offered by them will be the purchase price of the shares less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase to be made directly or through agents. We will not receive any of the proceeds from this offering.
We are required to pay all fees and expenses incident to the registration of the shares, other than any underwriting fees, discounts and selling commissions, stock transfer taxes and fees and disbursements of counsel. We have agreed to indemnify each Selling Securityholder, each person who controls such Selling Securityholder and their respective officers, directors, employees, stockholders, members, representatives and affiliates in certain circumstances against certain losses, claims, damages or liabilities to which they may become subject, including certain liabilities under the Securities Act.
We have agreed with the Selling Securityholders under the Equity Registration Rights Agreement to use our commercially reasonable efforts to ensure that the ordinary shares constituting registrable shares (and any ADSs in respect of such shares) under the Equity Registration Rights Agreement are registered for sale under the Securities Act as contemplated by the Equity Registration Rights Agreement. Such obligations shall cease and terminate, with respect to such registrable shares (and any ADSs in respect of such shares), upon the earliest to occur of (a) such time when there are no registrable shares outstanding, (b) such time such registrable shares (and any ADSs in respect of such shares) (i) are freely transferable under Rule 144 and the securities laws of any other applicable jurisdiction without restrictions or conditions, without registration and without the requirement for us to be in compliance with the current public information requirement under Rule 144(c) (or any similar rule then in force), and (ii) do not and/or shall not when issued bear a restrictive legend relating to the Securities Act or the securities laws of any other applicable jurisdiction or a restricted CUSIP, or (c) the mutual written agreement of the Selling Securityholders and us.

EXPENSES RELATED TO REGISTRATION
The following is a statement of expenses in connection with the registration of the ordinary shares represented by ADSs pursuant to the Equity Registration Rights Agreement. With the exception of the SEC registration fee, all amounts are estimates. The estimates do not include expenses related to offerings of ADSs by the Selling Securityholders. Each prospectus supplement describing an offering of ADSs will reflect the estimated expenses related to the offering of ADSs under that prospectus supplement.

SEC Registration Fee	$115,391
Printing Expenses	4,000
Legal Fees and Expenses	55,000
Accounting Fees and Expenses	20,000
Miscellaneous	10,000
Total	$204,391

LEGAL MATTERS
Unless otherwise indicated in any prospectus supplement, the validity of the ordinary shares underlying the ADSs offered by this prospectus and legal matters governed by French Law will be passed upon by Archers A.A.R.P.I.
EXPERTS
The consolidated financial statements of Sequans Communications S.A appearing in Sequans Communications S.A.’s Annual Report (Form 20-F) for the year ended December 31, 2024 have been audited by Ernst & Young Audit, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information in this document. This prospectus incorporates by reference the following documents that we have previously filed with the SEC:
•our Annual Report on Form 20-F for the year ended December 31, 2024 filed with the SEC on April 30, 2025; and
•our Reports of Foreign Issuer on Form 6-K furnished with the SEC on May 6, 2025, May 14, 2025, June 16, 2025, June 23, 2025, June 23, 2025, June 23, 2025, June 23, 2025, June 30, 2025 and July 8, 2025.
The documents listed above contain important information about us and our finances. The more detailed information contained in the Form 6-K and Form 20-F qualify this entire prospectus. Statements in this prospectus may modify or supersede statements in the Form 6-K and Form 20-F and therefore the modified or superseded part of the original statement is not part of this prospectus.
We incorporate by reference into this prospectus all subsequent annual reports on Form 20-F after the date of this prospectus and before we terminate this offering. We also may incorporate by reference into this prospectus our reports on Form 6-K furnished after the date of this prospectus and before we terminate this offering that we identify in the Form 6-K as being incorporated into this registration statement. We may modify or supersede any statement in this prospectus by statements in documents we incorporate by reference after the date of this prospectus. When that happens, the modified or superseded part of the original statement is not part of this prospectus.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but that is not delivered with the prospectus at no cost, upon written or oral request to us. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address: Forest, 15-55 boulevard Charles de Gaulle, 92700 Colombes, France. The telephone number at this address is +33 1 70 72 16 00.
We are a foreign private issuer (as such term is defined in the Exchange Act). We are subject to the informational requirements of the Exchange Act, file our annual reports on Form 20-F, and furnish reports on Form 6-K and other information with the SEC. We have filed with the SEC a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

Our corporate Internet address is www.sequans.com. We make available free of charge on or through our website our annual reports, current reports, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by the SEC, rules. Information contained on our website is not part of this report or any other report filed with the SEC. The SEC also maintains an Internet site http://www.sec.gov that contains reports, proxy and information statements, and other information that we filed electronically.
As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to, among others, Rules 13a-11, 13a-13, 15d-11 and 15d-13 promulgated under the Exchange Act. Moreover, while we have and expect to continue to submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and are not required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Furthermore, our ordinary shares are not listed and we do not currently intend to list our ordinary shares on any market in France, our home country. As a result, we are not subject to the reporting and other requirements of listed companies in France. For instance, we are not required to publish quarterly or semi-annual financial statements. Accordingly, there is less publicly available information concerning our company than there would be if we were a U.S. public company.

1,171,987,620 Ordinary Shares represented by 117,198,762 American Depositary Shares
222,458,520 Ordinary Shares represented by 22,245,852 American Depositary Shares issuable upon the exercise of Pre-Funded Warrants
209,166,800 Ordinary Shares represented by 20,916,680 American Depositary Shares, or pre-funded warrants in lieu thereof, issuable upon the exercise of Common Warrants

PROSPECTUS

July 25, 2025